Exhibit 10.1

Execution Version

CREDIT AGREEMENT

DATED AS OF NOVEMBER 29, 2022

among

GREC HOLDINGS 1 LLC,
as Borrower,

THE OTHER LOAN PARTIES SIGNATORY HERETO,
as Loan Parties,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Agent, an L/C Issuer and Swing Line Lender,

and

THE LENDERS

FROM TIME TO TIME PARTY HERETO,

WELLS FARGO SECURITIES, LLC,
as Sustainability Structuring Agent

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
KEYBANC CAPITAL MARKETS INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

1.	DEFINITIONS		1
	1.1	Defined Terms	1
	1.2	Accounting Terms and Determinations	26
	1.3	Other Definitional Provisions and References	27
2.	ADVANCES AND LETTERS OF CREDIT		27

	2.1	Revolving Credit Advances and Borrowings	27
	2.2	Prepayments/Commitment Termination	29
	2.3	Swing Line Advances	30
	2.4	Interest and Applicable Margins; Fees	32
	2.5	Term SOFR Provisions	34
	2.6	Letters of Credit	36
	2.7	General Provisions Regarding Payment	36
	2.8	Loan Account	36
	2.9	Taxes	37
	2.10	Capital Adequacy	38
	2.11	Mitigation Obligations	39
	2.12	Defaulting Lenders	39
	2.13	Termination of Defaulting Lender	41
	2.14	Notes	41
3.	REPRESENTATIONS AND WARRANTIES		41

	3.1	Existence and Power; Affected Financial Institution	41
	3.2	Organization and Authorization; No Contravention	42
	3.3	Binding Effect	42
	3.4	Capitalization	42
	3.5	Financial Information	42
	3.6	Litigation	43
	3.7	Ownership of Property	44
	3.8	No Default	44
	3.9	Labor Matters	44
	3.10	Regulated Entities	44
	3.11	Margin Regulations	44
	3.12	Compliance With Laws; Anti-Terrorism Laws	44
	3.13	Taxes	45
	3.14	Compliance with ERISA	46
	3.15	Brokers	46
	3.16	Intentionally Deleted	46
	3.17	Environmental Compliance	46
	3.18	Intellectual Property	47
	3.19	Intentionally Deleted	48
	3.20	Full Disclosure	48
	3.21	Insurance	48
	3.22	Deposit Accounts	48
	3.23	Intentionally Deleted	48
	3.24	Project Companies	48
	3.25	Solvency	48
	3.26	Representations and Warranties in Loan Documents	48
	3.27	Restricted Payments	48

4.	AFFIRMATIVE COVENANTS		49

	4.1	Maintenance of Existence and Conduct of Business	49
	4.2	Payment of Charges	49
	4.3	Books and Records	49
	4.4	Insurance; Damage to or Destruction of Collateral	50
	4.5	Compliance with Laws and Maintenance of Permits	50
	4.6	Intellectual Property	50
	4.7	Environmental Matters	50
	4.8	Cash Dominion	51
	4.9	Intentionally Deleted	51
	4.10	Maintenance of Property	51
	4.11	Inspection of Property and Books and Records; Appraisals	51
	4.12	Use of Proceeds	52
	4.13	Further Assurances	52
	4.14	Sustainability Terms and Conditions	52
5.	NEGATIVE COVENANTS		52

	5.1	Asset Dispositions, Etc	52
	5.2	Investments; Loans and Advances	53
	5.3	Indebtedness	53
	5.4	Affiliate Transactions	54
	5.5	Capital Structure and Business	54
	5.6	Intentionally Deleted	54
	5.7	Liens	54
	5.8	Consolidations and Mergers	54
	5.9	ERISA	54
	5.10	Hazardous Materials	55
	5.11	Sale Leasebacks	55
	5.12	Restricted Payments	55
	5.13	Change of Corporate Name or Location; Change of Fiscal Year	55
	5.14	Margin Stock; Use of Proceeds	55
	5.15	Sanctions; Use of Proceeds	55
	5.16	Anti-Layering	56
6.	FINANCIAL COVENANTS		56

	6.1	Total Leverage Ratio	56
	6.2	Interest Coverage Ratio	56
7.	FINANCIAL STATEMENTS AND INFORMATION		56

	7.1	Reports and Notices	56
	7.2	Communication with Accountants	56
8.	CONDITIONS PRECEDENT		56

	8.1	Conditions to the Initial Advances	56
	8.2	Further Conditions to Each Advance	58
9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		59

	9.1	Events of Default	59
	9.2	Remedies	61
	9.3	Application of Proceeds	62
	9.4	Actions in Concert	62
	9.5	Waivers by Loan Parties	63

10.	EXPENSES AND INDEMNITY		63

	10.1	Expenses	63
	10.2	Indemnity	64
11.	AGENT		64

	11.1	Appointment and Authorization	64
	11.2	Agent and Affiliates	64
	11.3	Action by Agent; Actions through Sub-Agents	64
	11.4	Consultation with Experts	65
	11.5	Liability of Agent	65
	11.6	Indemnification	65
	11.7	Right to Request and Act on Instructions	65
	11.8	Credit Decision	66
	11.9	Collateral and Guaranty Matters	66
	11.10	Agency for Perfection	66
	11.11	Notice of Default	67
	11.12	Successor Agent	67
	11.13	Disbursements of Revolving Credit Advances; Payment and Sharing of Payment	68
	11.14	Additional Titled Agents	69
	11.15	Withholding Tax	69
	11.16	Agent May File Proof of Claim	69
	11.17	Agent in Individual Capacity	70
	11.18	ERISA Fiduciary Representations and Warranties	70
	11.19	Acknowledgments Regarding Erroneous Payments	71
	11.20	Sustainability Structuring Agent	72
12.	MISCELLANEOUS		73

	12.1	Survival	73
	12.2	No Waivers	73
	12.3	Notices	73
	12.4	Severability	74
	12.5	Amendments and Waivers	74
	12.6	Assignments; Participations; Replacement of Lenders	77
	12.7	Headings	79
	12.9	Waiver of Consequential and Other Damages	80
	12.10	Marshaling; Payments Set Aside	81
	12.11	GOVERNING LAW; SUBMISSION TO JURISDICTION	81
	12.12	WAIVER OF JURY TRIAL	81
	12.13	Publication; Advertisement	81
	12.14	Counterparts; Integration	82
	12.15	No Strict Construction	82
	12.16	USA PATRIOT Act Notification	82
	12.17	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	82
	12.18	Acknowledgement Regarding Any Supported QFCs	82
	12.19	Termination of Existing Credit Agreement.	84

INDEX OF ANNEXES, EXHIBITS AND
SCHEDULES

Annex A	-	Letters of Credit
Annex B	-	Financial Statements and Projections Reporting
Annex C	-	Commitments as of Closing Date
Annex D	-	Sustainability Terms and Conditions

Exhibit 2.1	-	Form of Notice of Borrowing
Exhibit 2.5	-	Form of Notice of Conversion
Exhibit 12.6	-	Form of Assignment Agreement
Exhibit B	-	Form of Compliance Certificate
Exhibit D	-	Form of Sustainability Loan Report

Schedule 1.1	-	Existing Letters of Credit
Schedule 3.1	-	Existence, Organizational Identification Numbers, Foreign Qualifications, Prior Names
Schedule 3.4	-	Capitalization; Project Companies
Schedule 3.22	-	Deposit Accounts
Schedule 3.27	-	Restricted Payment Limitations
Schedule 4.1	-	Corporate and Trade Names
Schedule 5.4	-	Affiliate Transactions

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of November 29, 2022, among GREC HOLDINGS 1 LLC, a Delaware limited liability company (“Borrower”), the other Loan Parties signatory hereto, as Loan Parties, the financial institutions or other entities from time to time parties hereto, each as a Lender, and FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Agent, an L/C Issuer and Swing Line Lender.

RECITALS

WHEREAS, Borrower desires that Lenders extend certain revolving credit facilities to Borrower to provide funds necessary for the purpose of refinancing certain indebtedness of Borrower and providing (a) working capital financing for Borrower, (b) funds for other general corporate purposes of Borrower and its Affiliates (including for capital expenditures, acquisitions, the payment of transaction fees and expenses and other investments), and (c) funds for other purposes not prohibited by this Agreement or the other Loan Documents; and

WHEREAS, the parties hereto intend to categorize the Loans herein as Sustainability Loans (defined herein) in accordance with the framework herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.           DEFINITIONS

1.1         Defined Terms.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock of any Person or otherwise causing any Person to become a Subsidiary of a Loan Party, or (c) a merger or consolidation or any other combination with another Person.

“Additional Lender” means, as of any date of determination, any Person (other than an existing Lender) that qualifies as an Eligible Assignee and agrees to be a Lender under this Agreement in connection with any Revolving Credit Increase.

“Advance” means any Revolving Credit Advance or Swing Line Advance, as the context may require.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning ascribed to it in Section 12.6(c) of the Agreement.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors (or managers) of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, members, managers, joint venturers and partners, and (d) in the case of a Loan Party, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of such Loan Party. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent, each L/C Issuer, Swing Line Lender and each Lender.

“Agent" means Fifth Third Bank, National Association, in its capacity as administrative agent under the Loan Documents or its successor appointed pursuant to Section 11.12 of the Agreement.

“Agreement” means this Credit Agreement, dated as of the Closing Date, by and among Borrower, the other Loan Parties party thereto, Fifth Third, as Agent, an L/C Issuer and Swing Line Lender, and the Lenders from time to time party thereto.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means, as of any date, the applicable per annum rate set forth below in the applicable column in the table below based on the then Total Leverage Ratio.

Pricing Grid Level	Total Leverage Ratio	Base Rate Margin applicable to Revolving Credit Advances	Term SOFR Index Rate Margin applicable to Revolving Credit Advances	Unused Line Fee
I	< 3.00:1.00	0.750%	1.750%	0.50%
II	> 3.00:1.00 but < 4.00:1.00	0.875%	1.875%	0.50%
III	> 4.00:1.00	1.000%	2.000%	0.50%

For purposes of determining the Applicable Margins, the Total Leverage Ratio will, on and after the First Pricing Grid Determination Date, be determined as of the First Pricing Grid Determination Date and as of the end of each Fiscal Quarter and Fiscal Year of Borrower ending on or after the First Pricing Grid Determination Date (each such date being a “Determination Date”). The “First Pricing Grid Determination Date” occurring on and after the Closing Date will be December 31, 2022. On Agent's receipt of the financial statements and Compliance Certificate required to be delivered to Agent pursuant to this Agreement, the Applicable Margins will be subject to adjustment in accordance with the table set forth above based on the then Total Leverage Ratio so long as no Event of Default is existing as of the applicable effective date of adjustment (and, if any such Event of Default is then existing, any such adjustment to the Applicable Margins will be at Agent’s sole election). The foregoing adjustment, if applicable, will become effective on the first Business Day of the first calendar month after Agent’s receipt of the financial statements and Compliance Certificate required to be delivered to Agent pursuant to this Agreement until the next succeeding effective date of adjustment pursuant to this paragraph. Each of the financial statements and Compliance Certificate required to be delivered to Agent must be delivered to Agent in compliance with this Agreement. If, however, either the financial statements or the Compliance Certificate required to be delivered to Agent pursuant to this Agreement have not been delivered in accordance therewith, then, at Agent’s option or the Required Lenders’ written election to Agent, commencing on the date upon which such financial statements or Compliance Certificate should have been delivered in accordance with this Agreement and continuing until such financial statements or Compliance Certificate are actually delivered in accordance with this Agreement, for purposes of determining the Applicable Margins, the pricing associated with Pricing Grid Level III will be applicable. From the Closing Date until the first adjustment after the First Pricing Grid Determination Date in accordance with the terms hereof, the Applicable Margins shall be as set forth in Pricing Grid Level I. Notwithstanding that Pricing Grid Levels could include a Total Leverage Ratio that is in violation of the applicable ratio required by this Agreement (e.g., by providing for Total Leverage Ratio in the table set forth above which is more than the then permitted covenant level set forth in this Agreement), if Borrower violates the Financial Covenant set forth in this Agreement for any Fiscal Quarter-end or Fiscal Year-end, then Agent may, without notice and in addition to any increase in the Applicable Margins pursuant to this paragraph, implement the Default Rate. In the event that any Compliance Certificate is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) Borrower shall immediately deliver to Agent a corrected Compliance Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) Borrower shall immediately pay to Agent (for the account of the Lenders that hold the Revolving Loan Commitments and Advances at the time such payment is received, regardless of whether those Lenders held the Revolving Loan Commitments and Advances during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 2.4(c) and Section 9 hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Advances and all accrued interest thereon.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Commitment Termination Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 9.3(b) of the Agreement.

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Arrangers” means Fifth Third, Wells Fargo Securities, LLC and KeyBanc Capital Markets Inc., each in its capacity as a Joint Lead Arranger and Joint Bookrunner for the credit facilities established pursuant to the Agreement.

“Assignment Agreement” means an agreement substantially in the form of Exhibit 12.6 hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms, or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any of the following products, services or facilities extended to any Loan Party or Subsidiary thereof from time to time by Agent, any Lender or any of Affiliate of Agent or any Lender or any Person who was Agent, a Lender or an Affiliate of Agent or a Lender at the time it provided such products, services or facilities: (a) any services in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox services, stop payment services, and other treasury management services; (b) commercial credit card and merchant card services; and (c) other banking products or services as may be requested by any Loan Party or Subsidiary thereof, other than Letters of Credit and Rate Contracts; provided, that no such products, services or facilities provided by any Lender (other than any Lender that is also Agent or an Affiliate of Agent) or any of its respective Affiliates shall be deemed to be “Bank Products" hereunder until Agent has been notified in writing by the applicable Lender thereof.

“Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Base Rate" means a variable per annum rate, as of any date of determination, equal to the greatest of (a) the Prime Rate, (b) the Index Floor and (c) the Federal Funds Rate plus one half of one percent (0.50%). The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below the Base Rate. Any change in the Base Rate shall be effective for purposes of this Agreement on the date of such change without notice to Borrower.

“Base Rate Loans“ means Advances that accrue interest by reference to the Base Rate, in accordance with the terms of the Agreement.

“Beneficial Ownership Certification“ means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

“Benefit Plan" means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan" or “plan”.

“Blocked Person“ means any Person: (a) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism" as defined in Executive Order No. 13224, or (e) that is named a “specially designated national" or “blocked person" on the most current list published by OFAC or other similar list.

“Borrower" has the meaning ascribed thereto in the preamble to the Agreement.

“Borrower Cash Flow” means, for any period, an amount equal to (a) the Distributed Cash received by the Borrower during such period minus (b) corporate expenses of Holdings allocable to the Borrower and its Subsidiaries. Notwithstanding anything to the contrary herein, Borrower Cash Flow for each Fiscal Quarter set forth below shall be deemed to be equal to the amount set forth opposite such Fiscal Quarter in the table below:

Last Day of Fiscal Quarter	Borrower Cash Flow
September 30, 2022	$8,318,472
June 30, 2022	$12,500,343
March 31, 2022	$10,770,052
December 31, 2021	$7,483,379

“Borrowing Availability” means, as of any date of determination, the amount of the aggregate Revolving Loan Commitments in effect at such time, minus the aggregate Revolving Exposure at such time.

“Business Day” means (a) with respect to all notices and determinations, including Interest Payment Dates, in connection with the Term SOFR Index Rate, any day that commercial banks in New York, New York and Cincinnati, OH are required by law to be open for business and that is a U.S. Government Securities Business Day, which means any day other than a Saturday, Sunday, or day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities and (b) in all cases, any day on which commercial banks in Cincinnati, Ohio are required by Law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Rate Contract with any Lender Party is then in effect with respect to all or a portion of the Obligations, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Rate Contract shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations arising under such Rate Contract. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease or finance lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral” has the meaning ascribed to it on Annex A to the Agreement.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least "A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least "A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the Laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the Laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of the Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any event, transaction or occurrence as a result of which:

(a)	At any time prior to a Qualified IPO, Greenbacker Renewable Energy Company LLC shall cease to own, directly or indirectly, more than fifty percent (50%) of the aggregate ordinary voting stock of Holdings;

(b)	at any time after a Qualified IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding Greenbacker Renewable Energy Company LLC and any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Stock of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(c)	Holdings shall cease to own, directly or indirectly, one hundred percent (100%) of the aggregate ordinary voting Stock of the Borrower,

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the PBGC at the time due and payable), levies, assessments, charges, Liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Loan Party, (d) any Loan Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Loan Party’s business.

“Closing Date” means November 29, 2022.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Pledge Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, whether now owned or existing or hereafter acquired or arising, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, but specifically excluding the Excluded Property.

“Collateral Documents” means the Security Agreement, the Pledge Agreement and all other agreements heretofore, now or hereafter entered into in favor of Agent or any Lender guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Commitment Termination Date” means the earliest of (a) November 29, 2027, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Advances to remain outstanding pursuant to Section 9.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Advances and the cancellation and return of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex A to the Agreement, and the termination and permanent reduction of the Revolving Loan Commitments to $0.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning ascribed to it in Annex B to the Agreement.

“Conforming Changes” means, with respect to the use, administration of, or any conventions associated with the Term SOFR Index Rate or any proposed Successor Rate, as applicable, any changes to the terms of this Agreement related to the timing, frequency, and methodology of determining rates and making payments of interest, including changes to the definition of Business Day and Interest Period, lookback periods or observation shift, prepayments, and borrowing, conversion, or continuation notices, and other technical, administrative, or operational matters, as may be appropriate, in the discretion of Agent, to reflect the adoption and implementation of such applicable rate and to permit the administration thereof by Agent in an operationally feasible manner and, to the extent feasible, consistent with market practice.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a 5 Business Day lookback) being established by Agent in accordance with the conventions for this rate recommended by the relevant Governmental Authority for determining “Daily Simple SOFR” for syndicated credit facilities; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 2.4(c) of the Agreement.

“Defaulting Lender" means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified Borrower, Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Event, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to Borrower, each L/C Issuer, each Swing Line Lender, and each Lender.

“Disbursement Account” means a controlled disbursement account specified by Agent to Borrower as the “Disbursement Account” from time to time.

“Distributed Cash” means, without duplication, internally generated cash and Cash Equivalents distributed by the Project Companies, directly or indirectly, to the Borrower in respect of the Stock of the Project Companies owned by the Borrower (other than dividends or other distributions that are funded, directly or indirectly, with substantially concurrent cash Investments, or cash Investments not used by a Project Company for capital expenditures or for operational purposes, by the Borrower or any of its Subsidiaries in a Project Company), excluding (a) the proceeds of any extraordinary receipts, including cash payments or proceeds received (i) from any asset disposition by the Borrower or any of its Subsidiaries, (ii) under any casualty insurance policy in respect of a covered loss thereunder except to the extent insurance proceeds are used to reimburse a Subsidiary for the repair or replacement of such covered loss, or (iii) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking and (b) any cash that is derived from (i) cash grants and similar items to the Project Companies, (ii) any incurrence of Indebtedness provided by the Project Companies or (iii) any capital contribution to the Project Companies.

“Distributed Cash Account” means a controlled disbursement account specified by Agent to Borrower as the “Distributed Cash Account” from time to time.

“Dollars" or "$” means lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person, a Loan Party or an Affiliate of a Loan Party) approved by (i) Agent (such approval not to be unreasonably withheld), (ii) in the case of an assignment of any Revolving Loan Commitment, Revolving Credit Advance or Letter of Credit Obligations, the Swing Line Lender and each L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, Borrower (such approval not to be unreasonably withheld, and shall be deemed provided unless expressly withheld by Borrower within five (5) Business Days of request therefor).

“Eligible Swap Counterparty” means Agent, any Affiliate of Agent, any Lender and/or any Affiliate of any Lender that (a) at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into (or has entered into) a Rate Contract permitted hereunder with Borrower or any Subsidiary of Borrower and (b) in the case of a Lender or an Affiliate of a Lender (other than an Affiliate of Agent), maintains a reporting system acceptable to Agent with respect to Rate Contract exposure and agrees with Agent to provide regular reporting to Agent in form and substance reasonably satisfactory to Agent, with respect to such exposure. In addition thereto, any Affiliate of a Lender shall, upon Agent's request, execute and deliver to Agent a letter agreement pursuant to which such Affiliate designates Agent as its agent and agrees to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Affiliate.

“Environmental Laws” means all applicable federal, state, local and foreign Laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of an ERISA Plan described in Section 4064 of ERISA.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Loan Party maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the IRC or Title IV of ERISA, to which Borrower or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding 5 years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning ascribed to it in Section 9.1 of the Agreement.

“Evergreen Letter of Credit” has the meaning ascribed to it in clause (b) of Annex A to this Agreement.

“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Stock of one or more Excluded Foreign Subsidiaries.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of an Excluded Foreign Subsidiary or (b) an Excluded Domestic Holdco.

“Excluded Foreign Subsidiary” means a Foreign Subsidiary which is (a) a controlled foreign corporation (as defined in the IRC) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Advances) of a Loan Party or (b) a Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a).

“Excluded Property” means, collectively, (i) any fee owned or leased real property of the Borrower; (ii) the Stock of any direct or indirect Subsidiary of the Borrower, (iii) any permit, license or contractual obligation entered into by any Loan Party (x) to the extent that any such permit, license or contractual obligation or any requirement of Law applicable thereto prohibits the creation of a Lien thereon (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), (y) which would be abandoned, invalidated, or unenforceable as a result of the creation of a Lien in favor of Agent (other than to the extent that any such consequences set forth in in this clause (y) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), or (z) to the extent that the creation of a Lien in favor of Agent would result in a breach or termination pursuant to the terms of or a default under any such permit, license or contractual obligation (other than to the extent that any such consequences set forth in this clause (z) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), in each case under this clause (iii) unless and until any required consents are obtained; provided that the Excluded Property will not include, and the Collateral shall include and the security interest granted in the Collateral shall attach to, (1) all proceeds, substitutions or replacements of any such excluded items referred to herein unless such proceeds, substitutions or replacements would constitute excluded items hereunder, and (2) all rights to payment due or to become due under any such excluded items referred to herein, and if and when the prohibition, default or other relevant limitation which prevents the granting of a security interest in any such property is removed, terminated, or otherwise becomes unenforceable as a matter of law, the Agent will be deemed to have, and at all times to have had, a security interest in such property, and the Collateral will be deemed to include, and at all times to have included, such Property without further action or notice by any Person; (v) property owned by any Loan Party that is subject to a purchase money Lien or a Capital Lease permitted hereunder if (and only for so long as) the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than a Loan Party or its Affiliates which has not been obtained as a condition to the creation of any other Lien on such property; (vi) vehicles or other goods which are subject to a certificate of title law; (vii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; and (viii) equity interests of any Excluded Foreign Subsidiary or Excluded Domestic Holdco which, if granted, would cause a material adverse effect on the Borrower's federal income tax liability, unless requested by the Agent after the occurrence and during the continuation of an Event of Default; provided that Excluded Property shall not include, and the Collateral shall include, (x) non-voting equity interests of a first tier Excluded Foreign Subsidiary or Excluded Domestic Holdco owned by any Loan Party and (y) voting equity interests of a first tier Excluded Foreign Subsidiary or Excluded Domestic Holdco owned by any Loan Party representing not more than 65% of the total voting power of all outstanding voting equity interests of such Excluded Foreign Subsidiary or Excluded Domestic Holdco, with equity interests of such Foreign Subsidiary or CFC Holdco constituting “stock entitled to vote” within the meaning of Treasury regulation section 1.956-2(c)(2) being treated as voting equity interests of such Excluded Foreign Subsidiary or Excluded Domestic Holdco for purposes of this clause.

“Excluded Swap Obligation” means, with respect to any Person that has guaranteed a Swap Obligation, including the grant of a Lien to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Excluded Taxes” mean any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of a payment under any Loan Document or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes in each case, (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or, in the case of any Lender in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) in the case of a Foreign Lender, any United States federal withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office, other than a designation made at the request of any Loan Party), except to the extent that such Foreign Lender (or its assignor or seller of a participation, if any) was entitled, immediately before such Foreign Lender became a party hereto or designated a new lending office (or assignment or sale of a participation), to receive additional amounts from Loan Parties with respect to such withholding tax pursuant to Section 2.9(a) of the Agreement; (c) any United States federal withholding Taxes that would not have been imposed but for such recipient’s failure to comply with Section 2.9(c) of the Agreement, and (d) any United States federal withholding Taxes imposed under FATCA.

“Executive Oder No. 13224” means Executive Order No. 13224 (effective September 24, 2001).

“Existing Credit Agreement” means that certain Letter of Credit Facility dated as of December 6, 2019 by and among Borrower, certain affiliates of the Borrower, and Fifth Third Bank, National Association.

“Existing Letters of Credit” means those certain letters of credit set forth on Schedule 1.1.

“Extraordinary Receipts Account” means a controlled disbursement account specified by Agent to Borrower as the “Extraordinary Receipts Account” from time to time.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into by the United States with respect thereto, current or future regulations or official interpretations thereof, in each case implementing such IRC Sections, and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letters” means (a) that certain fee letter, dated as of August 4, 2022 between Fifth Third and Borrower and (b) that certain fee letter, dated as of August 4, 2022 among the Arrangers and Borrower, in each case with respect to certain Fees to be paid from time to time by Borrower.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Fifth Third” means Fifth Third Bank, National Association.

“Financial Covenants” means the financial covenants set forth in Section 6 of the Agreement.

“Financial Statements” means (a) the consolidated income statements, statements of cash flows and balance sheets of Greenbacker Renewable Energy Company LLC and its Subsidiaries and/or (b) the income statement, statement of cash flows and balance sheet of the Borrower, as applicable, delivered in accordance with Section 7.1 and Annex B to the Agreement.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Borrower ending on December 31 of each year.

“Foreign Lender” has the meaning ascribed to it in Section 2.9(c) of the Agreement.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the IRC.

“Fronting Exposure” means, at any time there is a Defaulting Lender (a) with respect to each L/C Issuer, such Defaulting Lender’s percentage of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations with respect to Letters of Credit issued by such L/C Issuer as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s percentage of outstanding Swing Line Advances other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means (a) Holdings and (b) each other Person, if any, that guaranties any of the Obligations from time to time.

“Guaranty” by any Person, means any obligation, contingent or otherwise, of such Person directly or indirectly guarantying any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligations, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term Guaranty shall not include endorsement for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning.

“Hazardous Material” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by products and other hydrocarbons, (f) mold, and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Holdings” means Greenbacker Renewable Energy Corporation, a Maryland corporation.

“Holdings Guaranty Agreement” means that certain Guaranty Agreement dated as of the date hereof, given by Holdings to Agent.

“ISP” has the meaning ascribed to it in clause (k) of Annex A to this Agreement.

“Increase Effective Date” has the meaning ascribed to it in Section 2.1(c) of the Agreement.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Stock in such Person or any other Person or any warrant, right or option to acquire such Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (j) earnouts and similar purchase price adjustments to the extent required to be reflected as a liability on the balance sheet in accordance with GAAP, (k) all Guaranties of such Person in respect of any of the foregoing, and (l) the Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning ascribed to it in Section 10.2 of the Agreement.

“Index Floor” means 0%.

“Insolvency Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided, that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” means any and all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Borrower Cash Flow for the period of four Fiscal Quarters most recently ended to (b) Interest Expense for the period of four Fiscal Quarters most recently ended.

“Interest Expense” means, for any period, the interest expense (including, without limitation, the “imputed interest” portion of Capital Lease Obligations, synthetic leases and asset securitizations, if any, and excluding deferred financing costs) of the Borrower for such period (excluding, for the avoidance of doubt, the interest expense of any Affiliate of the Borrower).

“Interest Payment Date” means the last Business Day of every calendar month and on the Commitment Termination Date.

“Interest Period” means with respect to any Revolving Credit Advance bearing interest at the Term SOFR Index Rate, the period beginning on the Reset Date and ending on the date immediately preceding the next Reset Date (which shall be one (1) month); provided, that the first Interest Period after the Closing Date shall be from the Closing Date up to but not including the last Business Day of such month.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), including any Acquisition and any transfer of assets pursuant to statutory division, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Law” and “Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“L/C Issuer” means each of Fifth Third and Wells Fargo Bank, National Association, in its respective capacity as the issuer of Letters of Credit for Borrower’s account as contemplated by the Agreement.

“L/C Sublimit” has the meaning ascribed to it in Annex A to the Agreement.

“Lender Parties” means, collectively, each Lender, each provider of Bank Products and each provider of Rate Contracts.

“Lenders” means each of (a) each Person party hereto as a lender, (b) each other Eligible Assignee that becomes a party hereto pursuant to Section 12.6 of the Agreement, (c) Agent, to the extent of any Revolving Credit Advances made by Agent which have not been settled among Lenders pursuant to Section 12.6 of the Agreement, and (d) the respective successors of each of the foregoing, and “Lenders” means all of the foregoing. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in the Agreement and the Collateral Documents, the term “Lender” shall include Eligible Swap Counterparties and any provider of Bank Products. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Eligible Swap Counterparty or provider of Bank Products in respect of Rate Contracts, other Swap Contracts or Bank Products unless such Eligible Swap Counterparty or provider of Bank Products has notified Agent of the amount of any such liability owed to it prior to such distribution.

“Letter of Credit Fee” has the meaning ascribed to it in Section 2.4(e)(iii) of the Agreement.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent, Lenders and any L/C Issuer at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by any L/C Issuer or the purchase of a participation as set forth in Annex A to the Agreement with respect to any Letter of Credit. The amount of the Letter of Credit Obligations at any time shall equal the aggregate maximum amount that may be payable by the L/C Issuers, Agent or Lenders thereupon or pursuant thereto.

“Letters of Credit” means (a) the Existing Letters of Credit and (b) standby letters of credit issued for the account of Borrower by any L/C Issuer after the Closing Date, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable Law of any jurisdiction).

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning ascribed to it in Section 2.8 of the Agreement.

“Loan Documents” means, collectively, the Agreement, the Collateral Documents, the Fee Letter, the Notes, the Holdings Guaranty Agreement, the Pledge Agreement, each agreement entered into in respect of Bank Products, each Rate Contract with an Eligible Swap Counterparty, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, Borrower and each Guarantor and “Loan Party” means any of Borrower or any Guarantor.

“Margin Stock” has the meaning ascribed to it in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, (b) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries taken as a whole, (c) the ability of any Loan Party to pay the Obligations or perform any of its obligations under the Loan Documents in accordance with the terms thereof, (d) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens, (e) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (f) Agent’s or any Lender’s rights and remedies under the Agreement or any other Loan Document.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 2.4(d) of the Agreement.

“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate may have any liability.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Extension Notice Date” has the meaning ascribed to it in clause (b) of Annex A to this Agreement.

“Note” has the meaning given to it in Section 2.14 of the Agreement.

“Notice of Borrowing” shall mean a notice of borrowing with respect to any Advance hereunder, which notice shall be in the form attached hereto as Exhibit 2.1 or in other form and substance acceptable to Agent in its sole discretion.

“Notice of Conversion” shall mean a notice of conversion with respect to any Advance hereunder, which notice shall be in the form attached hereto as Exhibit 2.5 or in other form and substance acceptable to Agent in its sole discretion.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party or Subsidiary thereof to Agent, any Lender, the Swing Line Lender or any L/C Issuer, or any Affiliate of Agent, any Lender, the Swing Line Lender or any L/C Issuer, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement, any of the other Loan Documents, any Rate Contracts entered into with any Eligible Swap Counterparty and all agreements entered into in respect of Bank Products. The term “Obligations” includes all principal, interest, Fees, expenses, attorneys’ fees and any other sum chargeable to any Loan Party or Subsidiary thereof under, or arising out of, the Agreement, any of the other Loan Documents or any agreement entered into in respect of Bank Products, and all Rate Contract Obligations (including all amounts that accrue after the commencement of any case or proceeding by or against any Loan Party or Subsidiary thereof in bankruptcy, whether or not allowed in such case or proceeding). Notwithstanding the foregoing, “Obligations” of a Guarantor shall not include Excluded Swap Obligations with respect to such Guarantor.

“OFAC” has the meaning ascribed to it in Section 3.12(b) of the Agreement.

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party or Subsidiary thereof, the ordinary course of such Loan Party’s or Subsidiary’s business, as conducted by such Loan Party or Subsidiary in accordance with past practices.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Other Connection Taxes” means with respect to any recipient of a payment under the Agreement or any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Agreement or other Loan Document, or sold or assigned an interest in any Obligation, the Agreement or other Loan Document).

“Other Taxes” means all present or future stamp, transfer, excise, value added, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, recording, filing or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than Other Connection Taxes that are imposed on an assignment by a Lender after the date hereof, other than any assignment made at the request of any Loan Party or following an Event of Default under Section 9.1(a), (h), (i) or (k) of the Agreement.

“Participant” has the meaning ascribed to it in Section 12.6(b) of the Agreement.

“Participant Register” has the meaning ascribed to it in Section 12.6(b) of the Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means an ERISA Plan described in Section 3(2) of ERISA.

“Permits” has the meaning ascribed to it in Section 3.1 of the Agreement.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided, that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 4.2(b) of the Agreement; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Loan Party is a party as lessee made in the Ordinary Course of Business; (d) inchoate and unperfected workers’, mechanics’ or similar Liens arising in the Ordinary Course of Business, so long as such Liens attach only to equipment, fixtures and/or real estate; (e) landlords’, carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the Ordinary Course of Business and securing liabilities that are not yet due and payable (unless such liabilities are being contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP); (f) cash deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Loan Party is a party; (g) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(j) of the Agreement; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property; and (i) presently existing or hereafter created Liens in favor of Agent, on behalf of the Secured Parties.

“Permitted Sustainability Investments” shall have the meaning set forth in Annex D.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Pledgor” means Holdings.

“Pledge Agreement” means that certain Pledge Agreement dated as of the date hereof by and between Pledgor and Agent.

“Prime Rate” means, as of any date, the rate that Fifth Third publicly announces, publishes or designates from time to time as its index rate or prime rate, or any successor rate thereto, in effect at its principal office. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below its index rate or prime rate.

“Project Company” means (a) each entity listed on Schedule 3.4 and (b) any new direct or indirect Subsidiary or any joint venture of the Borrower that, after the Closing Date, is created or acquired by the Borrower or any Subsidiary and is the direct or indirect owner or lessee, or intended to become the direct or indirect owner, lessee or developer of all or any portion of any generating, transmission, distribution or other operating assets, or assets relating thereto (in each such case, a “Project”), together with the direct and indirect parents and Subsidiaries of such Person, but excluding any direct or indirect owner of any Stock.

“Project-Level Indebtedness” means (a) any Indebtedness of any Project Companies existing as of the Closing Date, (b) any additional Indebtedness of any Project Companies incurred after the Closing Date and (c) any of the foregoing that is extended, renewed, replaced or refinanced from time to time.

“Projections” means the following forecasted consolidated financial statements of the Borrower and its Subsidiaries: (a) profit and loss statements; (b) cash flow statements, including a forecast of Borrower Cash Flow; and (c) debt draw schedule, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, with respect to all matters relating to any Lender: (a) with respect to Revolving Credit Advances, Swing Line Exposure or Letter of Credit Obligations, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders and (b) with respect to all Revolving Credit Advances on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Advances held by that Lender, by (ii) the outstanding principal balance of the Advances held by all Lenders.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Plan” means an ERISA Plan that is intended to be tax qualified under Section 401(a) of the IRC.

“Rate Contract” means any agreement, device or arrangement providing for payments which are related to fluctuations of commodities, currencies, or interest rates, exchange rates, forward rates, or equity prices, including Dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement (including the Existing ISDA), and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Contract Obligations” means any and all obligations of a Loan Party or Subsidiary to an Eligible Swap Counterparty, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (a) any and all Rate Contracts between a Loan Party or Subsidiary and an Eligible Swap Counterparty, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any such Rate Contract.

“Real Estate” any real property of any Loan Party or Subsidiary.

“Register” has the meaning ascribed to it in Section 12.6(a)(iii) of the Agreement.

“Reimbursement Obligations” means, at any date, the aggregate amount of obligations of Borrower then outstanding to reimburse any L/C Issuer, for payments made by any L/C Issuer under a Letter of Credit.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, manager, member, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article VIII) and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Lender” has the meaning ascribed to it in Section 12.6(c) of the Agreement.

“Required Lenders” means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Exposure; provided, that at any time that 2 or more unaffiliated Lenders who are not Defaulting Lenders are party to the Agreement, Required Lenders shall be composed of at least 2 such Lenders (it being understood for the purposes of this proviso that Affiliates and Approved Funds of a Lender shall be deemed to be 1 Lender).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reset Date” has the meaning ascribed to it in Section 2.4(a) of the Agreement.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of Borrower or another Loan Party designated by Borrower or such other Loan Party and acceptable to Agent.

“Restricted Payment” means, with respect to any Loan Party or Subsidiary, (a) the declaration or payment of any dividend or distribution or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Loan Party’s or Subsidiary’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Loan Party or Subsidiary now or hereafter outstanding; (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Loan Party’s or Subsidiary’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (e) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Loan Party or Subsidiary other than payment of compensation in the Ordinary Course of Business to Stockholders who are employees of such Loan Party or Subsidiary; and (f) any transfer or other distribution of property to any Person other than a Loan Party pursuant to a statutory division.

“Revolving Credit Advance” has the meaning ascribed to it in Section 2.1(a) of the Agreement.

“Revolving Credit Increase” has the meaning ascribed to it in Section 2.1(c) of the Agreement.

“Revolving Credit Increase Lender” has the meaning ascribed to it in Section 2.1(c) of the Agreement.

“Revolving Exposure” means, (a) with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Revolving Credit Advances at such time, plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Obligations outstanding at such time, plus (iii) such Lender’s Pro Rata Share of the aggregate principal amount of all Swing Line Advances outstanding at such time, and (b) with respect to all Lenders at any time, the sum of (i) the aggregate outstanding principal amount of Revolving Credit Advances at such time, plus (ii) the aggregate Letter of Credit Obligations outstanding at such time, plus (iii) the aggregate principal amount of all Swing Line Advances outstanding at such time.

“Revolving Loan” means, at any time, the sum of (a) the aggregate amount of Revolving Credit Advances outstanding plus (b) the aggregate Letter of Credit Obligations. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances, incur (or participate in) Letter of Credit Obligations and participate in Swing Line Advances, as set forth on Annex C to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, incur (or participate in) Letter of Credit Obligations and participate in Swing Line Advances, which aggregate commitment shall be $150,000,000 on the Closing Date, as such amount may be increased, reduced or adjusted, if at all, from time to time in accordance with the Agreement.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions.

“Sanctioned Person” has the meaning ascribed to it in Section 3.12(b) of this Agreement.

“Sanctions” has the meaning ascribed to it in Section 3.12(b) of this Agreement.

“Scheduled Unavailability Date” has the meaning ascribed to it in Section 2.5(c) of the Agreement.

“Secured Parties” means each of, and collectively, (a) Agent, (b) the Lenders, and (c) each Affiliate of Agent or any Lender with respect to Bank Products and/or Rate Contract Obligations pursuant to, and in accordance with, the terms of the Agreement.

“Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and the other Secured Parties, and each Loan Party that is a signatory thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator) on the administrator’s website (or any successor source for the secured overnight financing rate identified as such by the administrator) at approximately 2:30 p.m. (New York City time) on the immediately succeeding Business Day.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Spread Adjustment” means (a) in the case of a Term SOFR Loan bearing interest based on the Term SOFR Index Rate, 0.10% (10 basis points), (b) in the case of a Loan bearing interest based on a Successor Rate based on Daily Simple SOFR, 0.10% (10 basis points), and (c) in the case of any other Successor Rate, a mathematical or other adjustment to an alternate benchmark rate selected pursuant to Section 2.5(c) of the Agreement and such adjustment may be positive, negative, or zero subject to the specific Spread Adjustments set forth in Section 2.5(c).

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, units or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall, in the case of Borrower, be a reference to a Subsidiary of Borrower or, in the case of Holdings, be a reference to Borrower or a Subsidiary of Borrower and not to any other Affiliate of Holdings. For the avoidance of doubt, each Project Company shall constitute a Subsidiary for purposes of this Agreement.

“Successor Rate” shall mean any successor index rate determined pursuant to Section 2.5(c) from time to time, including any applicable Spread Adjustment.

“Sustainability Loan” shall have the meaning set forth in Annex D.

“Sustainability Loan Framework” shall have the meaning set forth in Annex D.

“Sustainability Loan Report” shall have the meaning set forth in Annex D.

“Sustainability Structuring Agent” means Wells Fargo Securities, LLC.

“Sustainability Terms and Conditions” means the terms set forth on Annex D.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code.

“Swap Obligation” means any obligation in respect of a Swap Contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Swing Line Advance” has the meaning ascribed to it in Section 2.3 of the Agreement.

“Swing Line Exposure” means, at any time, (a) in the case of the Swing Line Lender, the aggregate principal amount of all Swing Line Advances outstanding at such time, and (b) in the case of any Lender, its Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Lender” means Fifth Third.

“Swing Line Maximum Amount” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances of up to $10,000,000, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Index Rate” means the greater of (a) the forward-looking SOFR administered by CME Group, Inc. (or another administrator selected by the Agent) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by the Agent), fixed by the administrator thereof two (2) Business Days prior to the applicable Reset Date (provided, however, that if the Term SOFR Index Rate is not published for such Business Day, then the Term SOFR Index Rate shall be determined by reference to the immediately preceding Business Day on which such rate is published) and adjusted for reserves if the Agent is required to maintain reserves with respect to the relevant Borrowings, all as determined by the Agent in accordance with this Agreement and the Agent’s loan systems and procedures periodically in effect and (b) the Index Floor.

“Term SOFR Loan” means an Advance bearing interest based on the Term SOFR Index Rate.

“Termination Date” means the date on which (a) the Advances have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex A to the Agreement, and (d) all Revolving Loan Commitments under the Agreement have been terminated and Borrower shall not have any further right to borrow any monies or request any further extensions of credit under the Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Total Funded Indebtedness” means, as of any date of determination thereof, the sum (but without duplication) of all Indebtedness (other than any obligations under any Rate Contract) of the Borrower at such time; provided that Total Funded Indebtedness will not include Indebtedness of up to $50,000,000 in the aggregate in respect of any Letter of Credit except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed.

“Total Leverage Ratio” means, as of any date of determination thereof, the ratio of (a) Total Funded Indebtedness as of such date to (b) Borrower Cash Flow for the period of four Fiscal Quarters most recently ended.

“UCP” has the meaning ascribed to it in clause (k) of Annex A to this Agreement.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unused Line Fee” has the meaning given in Section 2.4(e)(ii) of the Agreement.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 signed into law October 26, 2001).

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2        Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all Financial Statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited Financial Statements delivered to Agent and Lenders. If at any time any change in GAAP would, in either case, affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and any of Agent, Borrower or Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the final approval of Agent and Required Lenders); provided, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Loan Parties shall provide to Agent and Lenders Financial Statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein shall be disregarded for the purposes of computing any financial ratios and requirements herein and (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and such lease would have been accounted for as an operating lease under GAAP as in effect on December 31, 2015.

1.3        Other Definitional Provisions and References. References in this Agreement to “Sections”, “Annexes”, “Exhibits”, “Appendices” or “Schedules” shall be to Sections, Annexes, Exhibits, Appendices or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation.” Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. The references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. References in any Loan Document to the knowledge (or an analogous phrase) of any Loan Party are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence in Borrower’s and each other Loan Party’s performance under this Agreement and all other Loan Documents. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Except as otherwise specified or limited herein, references to any statute or act shall include all related regulations, rules and orders and all amendments and supplements and any successor or replacement statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document (including the Loan Documents and any Organizational Document) shall include all schedules, exhibits, annexes, appendices and other attachments thereto and shall be construed as referring to such agreement, instrument or document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements and supplements set forth herein or in any other Loan Document).

2.           ADVANCES AND LETTERS OF CREDIT

2.1        Revolving Credit Advances and Borrowings.

(a)         Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances pursuant to its Revolving Loan Commitment (each, a “Revolving Credit Advance”); provided, that the aggregate principal amount of such Revolving Credit Advances will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the aggregate Revolving Loan Commitments of all Lenders. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a).

(i)         Borrower shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Credit Advance (other than Revolving Credit Advances made pursuant to clause (ii) of this Section 2.1(a) or Section 2.3(b)), such Notice of Borrowing to be delivered no later than noon (New York, NY time) (or such later time acceptable to Agent in its sole discretion) on the day of such proposed borrowing. Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.

(ii)        Borrower hereby authorizes Lenders and Agent to make Revolving Credit Advances based on telephonic or electronic notices made by any Person which Agent, in good faith, believes to be acting on behalf of Borrower, in accordance with procedures established by or otherwise acceptable to Agent from time to time in its sole discretion (including Agent's confirmation of such notices). All Revolving Credit Advances will be advanced to the Disbursement Account, unless Borrower otherwise instructs Agent.

(b)         The making of each Advance by Agent or any Lender, whether under Section 2.1(a) or Section 2.3, will be deemed to be a representation by Borrower that the Advance will not violate the terms of Section 2.1(a) or Section 2.3. Neither Agent nor any Lender shall have any duty to follow, or any liability for, the application by Borrower of any proceeds of any Advance.

(c)         Increase in Commitments.

(i)          The Borrower may, from time to time, request by written notice to the Agent an increase in the aggregate Revolving Loan Commitments (each, a “Revolving Credit Increase"); provided that (A) the aggregate original principal amount of all such Revolving Credit Increases incurred hereunder shall not exceed $50,000,000; (B) any such request for an Revolving Credit Increase shall be in a minimum amount of $5,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section); (C) no Revolving Credit Increase shall (x) increase the L/C Sublimit without the consent of the L/C Issuers or (y) increase the Swing Line Maximum Amount without the consent of the Swing Line Lender; (D) each Revolving Credit Increase shall be an Obligation and shall rank pari passu in right of payment and/or security with the other Advances; and (E) the terms and conditions of each Revolving Credit Increase, including interest rates and fees, shall be the same as the Revolving Loan Commitments.

(ii)         Fifth Third shall be offered the opportunity to arrange the amount of any Revolving Credit Increase and Revolving Credit Increases may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section 2.1(c) and otherwise on terms reasonably acceptable to the Borrower and the Agent, or by any Additional Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent; provided that (i) the Agent shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to each proposed Additional Lender providing such Revolving Credit Increase and (ii) the L/C Issuers and the Swing Line Lender shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to each such Lender or proposed Additional Lender providing such Revolving Credit Increase. No Lender shall have any obligation to increase its Commitments hereunder or participate in any Revolving Credit Increase (and any existing Lender that fails to respond to any request for an increase or an incremental loan within the requested time shall be deemed to have declined to provide any such increase or incremental loan), and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Revolving Credit Increase, shall be required to effectuate such Revolving Credit Increase.

(ii)        The Agent and the Borrower shall determine the effective date of any Revolving Credit Increase (the “Increase Effective Date“). The Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Revolving Credit Increase and Increase Effective Date.

(iii)       Conditions to Effectiveness of Increase.

(A)       As a condition precedent to each Revolving Credit Increase, the Borrower shall deliver to the Agent such documents as are reasonably requested by the Agent, including, but not limited to, documents of the type referred to in Section 8.1(b) (in each case, to the extent requested by the Agent) and a certificate of each Loan Party dated as of the Increase Effective Date, signed by an officer of such Loan Party reasonably acceptable to the Agent and (I) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Revolving Credit Increase and (II) certifying that, before and after giving effect to such Revolving Credit Increase, (1) the representations and warranties by any Loan Party contained herein or in any other Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof) on and as of the Increase Effective Date, except to the extent that such representation or warranty expressly relates to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date; (2) no Default or Event of Default shall exist and be continuing; and (3) after giving effect to such Revolving Credit Increase (and treating any Revolving Credit Increase as fully drawn for such purpose), the Loan Parties are in compliance on a pro forma basis with the Financial Covenants set forth herein, in each case recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder. As a further condition precedent to any Revolving Credit Increase, the Borrower shall have paid all fees and expenses due hereunder or under any other Loan Document together with all fees and expenses due in connection with such Revolving Credit Increase, in each case, on or prior to the Increase Effective Date.

(B)       Upon each Revolving Credit Increase, (A) each Lender having a Revolving Loan Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Credit Increase (each, a "Revolving Credit Increase Lender") in respect of such increase, and each such Revolving Credit Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Advances such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (1) participations hereunder in such Letters of Credit and (2) participations hereunder in Swing Line Advances, will, in each case, equal each Lender's Pro Rata Share thereof (after giving effect to such increase in the Revolving Loan Commitments) and (B) if, on the date of such increase there are any Revolving Credit Advances outstanding, the Lenders shall make such payments among themselves as the Agent may reasonably request to the extent necessary to keep the outstanding Revolving Credit Advances ratable with any revised Pro Rata Shares arising from such Revolving Credit Increase, and the Borrower shall pay to the applicable Lenders any amounts required to be paid pursuant to Section 2.5(e) in connection with such payments among the Lenders as if such payments were effected by prepayments of Revolving Credit Advances.

(iv)       This Section shall supersede any provisions in Section 12.5 to the contrary.

2.2          Prepayments/Commitment Termination.

(a)         Termination of Revolving Loan Commitments.

(i)          Borrower may at any time on at least three (3) Business Days’ prior written notice to Agent (or such later time acceptable to Agent in its sole discretion) terminate the Revolving Loan Commitments of all the Lenders; provided that, upon such termination, all Advances and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex A. Any voluntary termination of the Revolving Loan Commitments must be accompanied by payment of any funding breakage costs in accordance with Section 2.5(e). Upon any such termination of the Revolving Loan Commitments, Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently terminated.

(ii)         All of the Obligations shall, if not sooner paid or required to be paid pursuant to this Agreement or any other Loan Document, be due and payable in full on the Commitment Termination Date.

(b)         Prepayments

(i)          The Borrower may prepay without premium or penalty (subject to Section 2.5(e)) and in whole or in part any Advance so long as notice of such prepayment is delivered by the Borrower to the Agent no later than noon (New York, NY time) on the date of prepayment (or, in any case, such shorter time period then agreed to by the Agent); provided, however, the Borrower may not partially repay an Advance (i) if such Advance is of Base Rate Loans (other than a Swing Loan), in a principal amount less than $250,000, (ii) if such Advance is of Term SOFR Loans, in a principal amount less than $500,000 and (iii) in each case, unless it is in an amount such that the minimum amount required for an Advance pursuant to Section 2.2(b) remains outstanding. The Agent shall promptly advise each Lender of any notice of prepayment by the Borrower.

(ii)         Any prepayment of a Term SOFR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 2.5(e). All prepayments of an Advance shall be applied first to that portion of such Advance comprised of Base Rate Loans and then to that portion of such Advance comprised of Term SOFR Loans.

(c)         No Implied Consent. Nothing in this Section 2.2 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents or a waiver of any Event of Default arising therefrom.

2.3        Swing Line Advances.

(a)         Swing Line Lender may, from time to time, at its sole election and without prior notice to or consent by any Lender or Borrower, convert any request or deemed request by Borrower for a Revolving Credit Advance that is a Base Rate Loan into a request for an advance made by, and for the account of, Swing Line Lender in accordance with the terms of this Agreement (each such advance, a “Swing Line Advance"). Each Swing Line Advance shall be a Base Rate Loan, and shall be advanced by Swing Line Lender in the same manner as Revolving Credit Advances are advanced hereunder, in accordance with the provisions of Section 2.1, provided, that no Swing Line Advances shall be made at any time that an Event of Default under Sections 9.1(a), (h) or (i) has occurred and is continuing. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Maximum Amount or (B) an amount that results in (i) any Lender’s Revolving Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the aggregate Revolving Loan Commitments of all Lenders. If at any time the outstanding Swing Line Advances exceed the Swing Line Maximum Amount, then, on the next succeeding Business Day, Borrower shall repay Swing Line Advances, in an aggregate amount equal to such excess.

(b)        [Reserved].

(c)        Swing Line Lender shall give Agent prompt notice of each Swing Line Advance made by Swing Line Lender. In the event that on any Business Day Swing Line Lender desires that all or any portion of the outstanding Swing Line Advances should be reduced, in whole or in part, Swing Line Lender shall notify Agent to that effect and indicate the portion of the Swing Line Advance to be so reduced. Swing Line Lender hereby agrees that it shall notify Agent to reduce the Swing Line Advance to zero at least once every week. Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swing Line Lender regarding the reduction of outstanding Swing Line Advances and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the obligation to make a Revolving Credit Advance to repay outstanding Swing Line Advances (or the applicable portion thereof). Each Lender hereby unconditionally and irrevocably agrees to fund to the Loan Account, for the benefit of Swing Line Lender, not later than noon (New York, NY time) on the Business Day immediately following the Business Day of such Lender’s receipt of such notice from Agent (provided, that if any Lender shall receive such notice at or prior to 10:00 a.m. (New York, NY time) on a Business Day, such funding shall be made by such Lender on such Business Day), such Lender’s Pro Rata Share of a Revolving Credit Advance (which Revolving Credit Advance shall be a Base Rate Loan and shall be deemed to be requested by Borrower) in the principal amount equal to the portion of the Swing Line Advance which is required to be paid to Swing Line Lender under this Section 2.3. The proceeds of any such Revolving Credit Advances so funded shall be immediately paid over to Agent for the benefit of Swing Line Lender for application against then-outstanding Swing Line Advances. For purposes of this Section 2.3, Swing Line Lender shall be conclusively entitled to assume that, at the time of the advance of any Swing Line Advance, each Lender will fund its Pro Rata Share of the Revolving Credit Advances provided for in this Section 2.3.

(d)        In the event that, at any time any Swing Line Advances are outstanding, either (i) an Event of Default pursuant to Section 9.1(h) or 9.1(i) has occurred or (ii) the Revolving Loan Commitments have been suspended or terminated in accordance with the provisions of this Agreement, then in either case, each Lender (other than Swing Line Lender) shall be deemed to have irrevocably and immediately purchased and received from Swing Line Lender, without recourse or warranty, an undivided interest and participation in the Swing Line Advances in an aggregate amount equal to such Lender’s Pro Rata Share of each Swing Line Advance outstanding. Any purchase obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstances whatsoever. In the event that on any Business Day Swing Line Lender desires to effect settlement of any such purchase, Swing Line Lender shall promptly notify Agent to that effect and indicate the payment amounts required by each Lender to effect such settlement. Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swing Line Lender and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the required payment settlement amount. Each such Lender shall effect such settlement upon receipt of any such notice by transferring to Agent's account specified by Agent to Lenders from time to time not later than noon (New York, NY time) on the Business Day immediately following the Business Day of receipt of such notice (provided, that if any such Lender shall receive such notice at or prior to 10:00 a.m. (New York, NY time) on a Business Day, such funding shall be made by such Lender on such Business Day), an amount equal to such Lender’s participation in the Swing Line Advance.

(e)         In the event any Lender fails to make available to Agent when due the amount of such Lender’s participation in the Swing Line Advances, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate, for the first 3 days following the due date, and thereafter at the Base Rate plus the Applicable Margin for Base Rate Loans in respect of Swing Line Advances. Any Lender’s failure to make any payment requested under this Section 2.3 shall not relieve any other Lender of its obligations hereunder, but no Lender shall be responsible for the failure of any other Lender to make available to Agent such other Lender’s required payment hereunder. The obligations of Lenders under this Section 2.3 shall be deemed to be binding upon Agent, Swing Line Lender and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Loan Party.

2.4        Interest and Applicable Margins; Fees.

(a)         Subject to Sections 2.4(c) and 2.4(d), each Advance shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal (i) in the case of Term SOFR Loans, the Term SOFR Index Rate plus the Spread Adjustment plus the Applicable Margin, and (ii) in the case of Base Rate Loans, the Base Rate plus the Applicable Margin; provided, that Swing Line Advances may not be Term SOFR Loans. The Term SOFR Index Rate shall be reset on the last Business Day of each month (the “Reset Date") by the Agent. Each Advance bearing interest at the Term SOFR Index Rate shall accrue interest during each Interest Period at the Term SOFR Index Rate established on the Reset Date occurring on the first day of such Interest Period. Each determination of an interest rate by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. All computations of Fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and Fees shall accrue during each period during which interest or such Fees are computed from (and including) the first day thereof to the last day thereof.

(b)         All as determined by Agent in accordance with the Loan Documents and Agent's loan systems and procedures periodically in effect, interest shall be paid in arrears (i) on each Interest Payment Date and (ii) on the date of each payment or prepayment of Advances on and after the Commitment Termination Date. Agent may estimate the amount of interest that Borrower will owe on Borrower’s periodic statements and Agent may adjust the amount of interest owed on each subsequent statement provided to Borrower to reflect any differential between the estimated amount of interest shown on Borrower’s preceding statement and the actual amount of interest determined to have been due by Agent on the preceding Interest Payment Date. Borrower agrees to pay the amount shown due on the Interest Payment Date on each of Borrower’s periodic statements on each Interest Payment Date.

(c)         At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 9.1(a), 9.1(h) or 9.1(i) exists), interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the Advances and the Letter of Credit Fees shall increase, from and after the date of occurrence of such Event of Default, to a rate per annum which is determined by adding 2.0% per annum to the Applicable Margin or Letter of Credit Fee, as applicable, then in effect for such Advances (plus the Term SOFR Index Rate and the Spread Adjustment or the Base Rate, as the case may be) or Letter of Credit Obligations, as applicable (the “Default Rate"). All such interest shall be payable on demand of Agent or the Required Lenders (or if no demand is made, payable on the dates interest would otherwise be due hereunder).

(d)         Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable Law ("Maximum Lawful Rate") for such period; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(e)         Fees.

(i)       Fee Letters. Borrower agrees to pay Fees in the amounts and at the times as set forth in the Fee Letters.

(ii)      Unused Line Fees. Borrower agrees to pay to Agent for the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, a commitment Fee (the “Unused Line Fee"), which shall accrue, as of each day during the period from and including the Closing Date to but excluding the date on which the Revolving Loan Commitments terminate, at the Applicable Margin on the then daily amount of the difference of the Revolving Loan Commitments of all Lenders minus the sum of (A) the aggregate outstanding amount of all Revolving Credit Advances of all Lenders plus (B) the outstanding amount of Letter of Credit Obligations. The accrued Unused Line Fee shall be payable in arrears on each Interest Payment Date, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect. Accruals of the Unused Line Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed during the applicable period (including the first day but excluding the last day of such period). Notwithstanding anything to the contrary in this Section 2.4(e)(ii), Swing Line Advances, in each case outstanding from time to time, shall be deemed to reduce the Revolving Loan Commitment of Fifth Third, as a Lender, for purposes of computing the Unused Line Fee owed to it under this Section 2.4(e)(ii).

(iii)     Letter of Credit Fees. Borrower agrees to pay to Agent:

(A)       For the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, as compensation to such Lenders for their participation interest in the Letter of Credit Obligations incurred hereunder with respect to Letters of Credit (each a “Letter of Credit Fee"), with respect to each Letter of Credit, for each applicable period during which such Letter of Credit Obligation shall remain outstanding, a Fee in an amount equal to the Applicable Margin for Term SOFR Loans from time to time in effect multiplied by the maximum amount available from time to time to be drawn under such Letter of Credit, which Fee shall be payable in arrears on each Interest Payment Date; and

(B)         For the account of each L/C Issuer, on demand, such Fees (including all current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees) and other charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued. Borrower further agrees to pay to Agent and each Lender all costs and expenses incurred by Agent or any Lender on account of any Letter of Credit Obligations.

All such Fees are fully earned by the applicable Lenders when paid and non-refundable. The Letter of Credit Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year. If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, the Letter of Credit Fee or any other Fee paid in advance will not be refunded and will be retained by the applicable Lenders solely for their account.

(iv)     NSF Fees. In addition to, and without limiting, any other provision of this Agreement or the other Loan Documents, Agent may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason.

2.5      Term SOFR Provisions.

(a)         Term SOFR Index Rate Election. Subject to the provisions of Section 9.2, Borrower may request that Advances permitted to be made hereunder be Term SOFR Loans and that outstanding portions of Advances made hereunder be converted to Term SOFR Loans. Any request with respect to a new Revolving Credit Advance will be made by submitting a Notice of Borrowing to Agent prior to noon (New York, NY time) on the date such Advance is requested. Once given, and except as provided in clauses (b)-(f) below, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby. In the case of any conversion of a Base Rate Loan to a Term SOFR Loan, or any conversion of a Term SOFR Loan to a Base Rate Loan, such election must be made pursuant to a Notice of Conversion delivered to the Agent prior to noon (New York, NY time) on the date such conversion is requested. In addition to the other provisions of this Agreement, as a condition to any Term SOFR Index Rate election hereunder, on or before the date on which the applicable Term SOFR Loan is to be advanced or converted hereunder, in each case in accordance with Agent’s loan policies and procedures periodically in effect, Borrower shall notify Agent of each of the following: (i) the requested amount of such Term SOFR Loan and (ii) the date of the requested Advance or conversion. If required by Agent in its sole discretion at any time and from time to time, each request for a Term SOFR Loan, whether by original issuance or conversion, shall be in a minimum amount of $500,000 and, if in excess of such amount, in an integral multiple of $100,000 in excess of such amount.

(b)         Temporary Replacement of the Term SOFR Index Rate and Tenor Replacement. In the event, prior to commencement of any Interest Period relating to a Term SOFR Loan, Agent shall determine or be notified by Required Lenders either: (i) the Term SOFR Index Rate is unavailable, unrepresentative, or unreliable, (ii) the Term SOFR Index Rate as determined by Agent (or if notified by the Required Lenders, as determined by such Lenders) will not adequately and fairly reflect the cost to Lenders of funding their Term SOFR Loans for such Interest Period, or (iii) the making or funding of Term SOFR Loans has become impracticable; then, in any such case, Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on all parties hereto absent manifest error), and (A) any request for a Term SOFR Loan or for a conversion to or continuation of a Term SOFR Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (B) each Term SOFR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (C) the obligations of Lenders to make Term SOFR Loans shall be suspended until Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Agent shall so notify Borrower and Lenders.

(c)         Term SOFR Index Rate Replacement.

(i)       Notwithstanding anything to the contrary herein or in any other Loan Document (and any Rate Contract shall be deemed not to be a “Loan Document” for purposes of this Section 2.5(c)), but without limiting Section 2.5(b) above, if Agent determines (which determination shall be conclusive and binding on all parties hereto absent manifest error) that any of the circumstances described in Section 2.5(b)(i)-(iii) has occurred and is unlikely to be temporary or the administrator of the Term SOFR Index Rate or a Governmental Authority having or purporting to have jurisdiction over Agent or such administrator has made a public statement identifying a specific date (the “Scheduled Unavailability Date") after which the Term SOFR Index Rate will no longer be representative or made available or used for determining the interest rate of loans or otherwise cease or no longer be in compliance or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Benchmarks, and there is no successor administrator satisfactory to Agent, then on a date and time determined by Agent, but no later than the Scheduled Unavailability Date, the Term SOFR Index Rate will be replaced hereunder and under any other Loan Document with Daily Simple SOFR.

(ii)      Notwithstanding anything to the contrary herein, if Agent determines that the Successor Rate designated in Section 2.5(c)(i) above is not available or administratively feasible, or if any of the circumstances described in the initial paragraph of this Section 2.5(c) with regard to the Term SOFR Index Rate has occurred with respect to a Successor Rate then in effect, Agent and Borrower may amend this Agreement solely for the purpose of replacing the Term SOFR Index Rate or any then current Successor Rate in accordance with this Section 2.5(c) with another alternative benchmark rate and a Spread Adjustment, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities and any recommendations of a relevant Governmental Authority, and which Spread Adjustment or method for calculating such Spread Adjustment shall be published on an information service as selected by Agent from time to time in its reasonable discretion. Any such alternative benchmark rate and Spread Adjustment shall constitute a Successor Rate hereunder. Any such amendment shall become effective on the date set forth in a written notice provided by Agent to Borrower and Lenders (such date to be five or more Business Days after the date of such notice) unless the Required Lenders have provided written notice of their objection to such amendment on or before the fifth Business Day after Agent provides such notice. For the avoidance of doubt, from and after such date, (x) all Term SOFR Loans shall bear interest at the Successor Rate plus the Applicable Margin plus the Spread Adjustment; and (y) all references herein and in any other Loan Documents to “Term SOFR Index Rate” shall mean and refer to the Successor Rate.

(iii)     If the Successor Rate is based on Daily Simple SOFR, interest shall be due and payable on each Interest Payment Date.

(iv)     Notwithstanding anything to the contrary herein, if the Successor Rate would be less than the Index Floor, the Successor Rate will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents.

(v)      Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to the Term SOFR Index Rate or any Successor Rate, including the selection of such rate, any related Spread Adjustment, or any Conforming Changes, or whether the composition or characteristics of any Successor Rate and Spread Adjustment or Conforming Changes will be similar to, or produce the same value or economic equivalence of, the initial Term SOFR Index Rate.

(d)      Illegality. Notwithstanding any other provisions hereof, if any Law shall make it unlawful for any Lender to make, fund or maintain Term SOFR Loans, such Lender shall promptly give notice of such circumstances to Agent, Borrower and the other Lenders. In such an event, (i) the commitment of the Lenders to make Term SOFR Loans, continue Term SOFR Loans as Term SOFR Loans or convert Base Rate Loans to Term SOFR Loans shall be immediately suspended and (ii) any outstanding Term SOFR Loans shall be converted automatically to Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by Law.

(e)        Term SOFR Index Rate Breakage Fee. Upon (i) any default by Borrower in making any borrowing of, conversion into or conversion of any Term SOFR Loan following Borrower's delivery to Agent of any applicable Notice of Borrowing or Notice of Conversion or (ii) any payment of a Term SOFR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall promptly pay each Lender an amount equal to the amount of any losses, expenses and liabilities (including any loss (including interest paid) in connection with the re-employment of such funds) that such Lender sustains as a result of such default or such payment.

(f)         Increased Costs. If, after the Closing Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender, or (ii) shall impose on any Lender any other condition affecting its Term SOFR Loans, any of its notes issued pursuant hereto (if any) or its obligation to make Term SOFR Loans; and the result of anything described in these clauses (i) and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any Term SOFR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto, then upon demand by such Lender, Borrower shall promptly pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is nine (9) months prior to the date on which such Lender first made demand therefor (except that, if the occurrence giving rise to such increased cost or reduction is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(g)        Conforming Changes. In connection with the use, implementation, or administration of the Term SOFR Index Rate, including any temporary or permanent replacement for the Term SOFR Index Rate, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use, implementation, or administration of the Term SOFR Index Rate, or any temporary or permanent replacement for the Term SOFR Index Rate.

2.6         Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex A, Borrower shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower and its Subsidiaries.

2.7         General Provisions Regarding Payment. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York, NY time) on the day when due in immediately available funds in Dollars. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received by the Agent prior to noon New York, NY time. Payments received by the Agent after noon New York, NY time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day so long as such funds are available funds.

2.8         Loan Account. Agent shall maintain a loan account (the “Loan Account") on its books in accordance with the Register to record all Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Advances or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Advances setting forth the balance of the Loan Account for the immediately preceding month. Each and every such accounting shall be presumptive evidence of all matters reflected therein absent manifest error.

2.9         Taxes.

(a)         Gross-up for Taxes. All payments of principal and interest on the Advances and all other amounts payable hereunder or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any withholding or deduction from any payment to be made by any Loan Party hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable Law, then the applicable Loan Party will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to Agent and any applicable Lender an official receipt or other documentation satisfactory to Agent or such Lender evidencing such payment to such authority, and (iii) if the Tax is an Indemnified Tax, pay to Agent for the account of Agent and each applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes. If any Indemnified Taxes are directly asserted against Agent or any Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Loan Document or with respect to, or arising from, the obligations of the Loan Parties under any Loan Document, the Loan Parties shall jointly and severally indemnify Agent or such Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Agent or such Lender and any reasonable, out-of-pocket expenses arising therefrom or with respect thereto (including reasonable, out-of-pocket attorneys’ or tax advisor fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive and binding absent manifest error.

(b)         Interest and Penalties. If Borrower or any other applicable Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrower and the other Loan Parties shall jointly and severally indemnify Agent and Lenders for any incremental Taxes, interest or penalties and reasonable, out-of-pocket costs and expenses (including attorneys’ and tax advisor fees and expenses) that may become payable by Agent or any Lender (or any of its Affiliates) as a result of any such failure.

(c)         Withholding Documentation. Each Lender that is organized under the Laws of a jurisdiction other than the United States and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender") shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (with applicable attachment), as applicable, and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to an exemption from, or reduction of, withholding or deduction of U.S. federal withholding Taxes. Each Lender that is a U.S. Person on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more United States Internal Revenue Service Form W-9. In addition, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(d)         Treatment of Certain Refunds. If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9 (including by the payment of additional amounts pursuant to this Section 2.9(d)), it shall, so long as no Event of Default is occurring, pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender, Agent or their respective Affiliates and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Loan Parties, upon the request of such indemnified party, shall repay to such Lender or Agent the amount paid over pursuant to this Section 2.9(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender, Agent or their respective Affiliates is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.9(d), in no event will any Lender or Agent be required to pay any amount to a Loan Party pursuant to this Section 2.9(d) the payment of which would place such Person (or its Affiliates) in a less favorable net after-Tax position than such Person (or its Affiliates) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.9(d) shall not be construed to require any Lender, Agent, or their Affiliates to make available its respective Tax returns (or any other information relating to its Taxes that it deems confidential) to a Loan Party or any other Person.

(e)         Usage of Terms. For the purposes of this Section 2.9 and the definitions of Excluded Tax, Indemnified Tax, Taxes, and Other Taxes used therein, “Lender” means any Lender, Swing Line Lender, any L/C Issuer, and, subject to Section 12.6(b), any Participant.

2.10       Capital Adequacy. If any Lender or any Person controlling such Lender shall reasonably determine that any Change in Law has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such Change in Law, then from time to time, upon demand by such Lender, Borrower shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is nine (9) months prior to the date on which such Lender first made demand therefor (except that, if the occurrence giving rise to such reduction is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

2.11       Mitigation Obligations. If any Lender requests compensation under either Section 2.5(f) or Section 2.10, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, then, upon the written request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (b) would not subject such Lender to any unreimbursed cost or expense, and (c) would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Without limitation of the provisions of Section 10.1, Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.12       Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)       Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.5(d).

(ii)      Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 of this Agreement or otherwise) or received by Agent from a Defaulting Lender pursuant to a right of setoff available with respect to such Defaulting Lender shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, to cash collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with this Agreement; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Loan Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Fees.

(A)       No Defaulting Lender shall be entitled to receive any Fee (other than its portion of the Letter of Credit Fee) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)        Each Defaulting Lender shall be entitled to receive its portion of the Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to this Agreement.

(C)        With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(iv)     Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. Subject to Section 12.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)      Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, cash collateralize each L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in this Agreement.

(b)         Defaulting Lender Cure. If Borrower, Agent, Swing Line Lender and L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Revolving Loan Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)         New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.13      Termination of Defaulting Lender. Borrower may terminate the unused amount of the Revolving Loan Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.12(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent, any L/C Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.

2.14      Notes. Any Lender may request that Advances made by it be evidenced by a promissory note (a “Note”). In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by Agent. Thereafter, subject to Section 2.8, the Advances evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 12.6) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if any such Note is a registered note, to such payee and its registered assigns).

3.          REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Advances and to induce the L/C Issuers and the Lenders to incur Letter of Credit Obligations, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender as of the Closing Date, as of the date of the making of each Advance (or other extension of credit), and as of any other date such representations and warranties are deemed made pursuant to the terms of the Loan Documents, each and all of which shall survive the execution and delivery of this Agreement.

3.1        Existence and Power; Affected Financial Institution. Each Loan Party and each Subsidiary is, as of the Closing Date, an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation except as otherwise disclosed on Schedule 3.1, has the same legal name as it appears in the Organizational Documents of such Loan Party or any Subsidiary and an organizational identification number (if any), in each case as specified (as of the Closing Date) on Schedule 3.1, and has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”). Each Loan Party and each Subsidiarity is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, as of the Closing Date, no Loan Party or any Subsidiary has in the five (5) year period preceding the Closing Date, had any name other than its current name, or been incorporated or organized under the Laws of any jurisdiction other than its current jurisdiction of incorporation or organization, or been party to any merger, consolidation or other change in structure. No Loan Party nor any Subsidiary thereof is an Affected Financial Institution.

3.2        Organization and Authorization; No Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents and applicable Law, (c) require no further action by or in respect of, or filing or registration with, or notice to or authorization or approval of, any Governmental Authority, and will not result in creating or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries (except Liens created pursuant to the Loan Documents), and (d) do not violate, conflict with or cause a breach or a default under (i) any Law, (ii) any of the Organizational Documents of any Loan Party or any Subsidiary, (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iv) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to each of clauses (i), (iii) and (iv), reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3        Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Each of the Loan Documents to which any Loan Party is a party constitutes a valid and binding agreement or instrument of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles. The provisions of the Collateral Documents are effective to create in favor of the Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

3.4        Capitalization. The issued and outstanding and authorized Stock of the Borrower as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding Stock of the Borrower is duly authorized and validly issued, free and clear of all Liens other than those in favor of Agent for the benefit of the Secured Parties, and such Stock was issued in compliance with all applicable Laws. The identity of the holders of the Stock of the Borrower and the percentage of their actual and fully diluted ownership of the Stock of the Borrower as of the Closing Date is set forth on Schedule 3.4. No shares of the Stock of the Borrower, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from the Borrower of any Stock of the Borrower.

3.5         Financial Information.

(a)          Audited Statements. (i) The consolidated and (unaudited) consolidating (but only to show the break-out of the Borrower and its Subsidiaries on a consolidated basis and not, for the avoidance of doubt, the break-out of each Project Company) balance sheet of Greenbacker Renewable Energy Company LLC and its Subsidiaries and the related consolidated and (unaudited) consolidating (but only to the extent as aforesaid) statements of operations, stockholders’ or, as applicable, members’ equity and cash flows for the Fiscal Year then ended, in each case reported on (in the case of consolidated financials) by an independent certified public accounting firm of national standing acceptable to Agent, copies of which have been delivered to Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated and (unaudited) consolidating (but only to the extent as aforesaid) financial position of Greenbacker Renewable Energy Company LLC and its Subsidiaries as of such date and their consolidated and (unaudited) consolidating (but only to the extent as aforesaid) results of operations, changes in stockholders’ or, as applicable, members’ equity and cash flows for such period and (ii) the balance sheet of the Borrower and the related statements of operations, stockholders’ or, as applicable, members’ equity and cash flows for the Fiscal Year then ended, in each case reported on by an independent certified public accounting firm of national standing acceptable to Agent, copies of which have been delivered to Agent from time to time when available pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the financial position of the Borrower as of such date and its results of operations, changes in members' equity and cash flows for such period.

(b)         Unaudited Statements. The unaudited balance sheet of the Borrower and the related unaudited statements of operations and cash flows for the applicable period then ended, copies of which have been delivered to Agent from time to time when available pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the financial position of the Borrower as of such date and its results of operations and cash flows for the Fiscal Quarter then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c)         Projections. The Projections delivered on the date hereof have been prepared by the Borrower in light of the past operations of their businesses, but including future payments of known contingent liabilities, and reflect the five-year projections on a year-by-year basis. The Projections are based upon the estimates and assumptions stated therein, all of which the Borrower believe to be reasonable and fair in light of current conditions and current facts known to any Loan Party and, as of the Closing Date, reflect the Borrower's good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

(d)         No Material Adverse Effect. Since December 31, 2021 there has been no Material Adverse Effect.

3.6         Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party, any Subsidiary or any of their respective properties which individually or in the aggregate:

(a)         purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby;

(b)         could reasonably be expected to have, in either individually or in the aggregate, a Material Adverse Effect; or

(c)         seek an injunction or other equitable relief which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Loan Party or any Subsidiary is the subject of an audit or, to each Loan Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any requirement of Law. Borrower shall immediately disclose to Agent any changed circumstance or event, which causes any of the representations herein to be inaccurate or untrue.

3.7        Ownership of Property. Each Loan Party and each Subsidiary is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, or necessary or used in the ordinary conduct of its business.

3.8        No Default. No Default or Event of Default has occurred and is continuing. No Loan Party or any Subsidiary is in breach or default, nor has any Loan Party received any notice stating a breach or default may exist, under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default or threatened breach of default could reasonably be expected to have a Material Adverse Effect.

3.9        Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Loan Party’s knowledge, threatened against any Loan Party or any Subsidiary. Hours worked and payments made to the employees of the Loan Parties and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Loan Parties and the Subsidiaries, or for which any material claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

3.10      Regulated Entities. No Loan Party or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

3.11      Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds from the Advances have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which could reasonably be expected to cause any of the Advances to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

3.12       Compliance With Laws; Anti-Terrorism Laws.

(a)          Laws Generally. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all applicable Laws.

(b)            Foreign Assets Control Regulations and Anti-Money Laundering. Each Loan Party and each Subsidiary and their respective directors, officers and employees and, to the best knowledge of each of them, their agents, is in compliance (x) in all respects with all applicable sanctions, embargoes and restrictions administered or enforced by the U.S. government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, and (y) in all material respects with all applicable anti-money laundering Laws and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it (the sanctions, embargos, restrictions and other Laws describe in the preceding clauses (x) and (y), collectively, “Sanctions”). No Loan Party and no Subsidiary or Affiliate of a Loan Party, including, to their knowledge, any director, officer, employee or agent, (A) is an individual or an entity that is (i) a Person listed on any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (ii) any Person operating, organized or resident in a Sanctioned Country, (iii) a Person who is otherwise the target of Sanctions such that a Person cannot deal or otherwise engage in business transactions with such Person, or (iv) controlled by (including by virtue of such person being a director (or manager) or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity described in any of the preceding clauses (i), (ii) or (iii) (and any such Person described in clauses (i), (ii), (iii) or (iv), being a “Sanctioned Person”), (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, anti-corruption Laws, anti-money laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any anti-corruption Laws or anti-money laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(c)            USA Patriot Act. The Loan Parties, each Subsidiary and each of their Affiliates are in compliance with the Trading with the Enemy Act, and each of the foreign assets control regulations of the U.S. Treasury Department and any other enabling legislation or executive order relating thereto, the USA Patriot Act, and any other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Advance will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d)            Sanctions. None of the funds of any Loan Party that are used to repay any obligation under this Agreement shall constitute property of, or shall be beneficially owned directly or indirectly by, any Person that is a Sanctioned Person or a Sanctioned Country.

3.13 Taxes. All federal, state and all other material Tax returns, reports and statements required to be filed by or on behalf of each Loan Party and Subsidiary have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof owing by a Loan Party or a Subsidiary have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Each of the Loan Parties is solely a resident for tax purposes of the United States and has no office, branch or permanent establishment outside of the United States.

3.14       Compliance with ERISA.

(a)            ERISA Plans. Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy the requirements of, applicable Law including ERISA and the IRC in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and the IRS has issued a favorable determination or opinion letter with respect to each such ERISA Plan which may be relied on currently. No Loan Party or any Subsidiary has incurred liability for any material excise tax under any of Sections 4971 through 5000A of the IRC.

(b)            Pension Plans and Multiemployer Plans. During the thirty-six (36) month period prior to the Closing Date or the making of any Advance or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan that could reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or the IRC. No condition exists or event or transaction has occurred with respect to any ERISA Plan or Multiemployer Plan which could result in the incurrence by any Loan Party or any Subsidiary of any material liability, fine, Tax or penalty. No Loan Party or any Subsidiary has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan or Multiemployer Plan. Except as could not reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary, all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party, any Subsidiary or any ERISA Affiliate under the terms of the plan or of any collective bargaining agreement or by applicable Law. No Loan Party, Subsidiary or any ERISA Affiliate has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan. No Loan Party, Subsidiary or any ERISA Affiliate has received any notice with respect to any Multiemployer Plan, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise Tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(c)             ERISA Compliance. No Loan Party is as of the Closing Date, or will become on or after the Closing Date, (a) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA,

(b)  a plan or account subject to Section 4975 of the IRC, (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the IRC, as determined pursuant to Section 3(42) of ERISA, or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.

3.15       Brokers. Except for fees contractually incurred by a Loan Party or Affiliate of a Loan Party and payable in full on or prior to the Closing Date, no Loan Party or Affiliate of a Loan Party has any obligation to any broker, finder or other intermediary in respect of any finder’s or brokerage fees in connection with any Loan Document.

3.16       Intentionally Deleted.

3.17       Environmental Compliance.

(a)             Hazardous Materials. (i) No Hazardous Materials are located on any properties now or previously owned, leased or operated by any Loan Party or any Subsidiary or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law or could otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) no portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination; and (iii) all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Loan Party or any Subsidiary under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Loan Party or Subsidiary, except for any of the foregoing in subclauses (ii) and (iii) that, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)            Notices Regarding Environmental Compliance. No notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, and no penalty has been assessed and no investigation or review is pending, or to any Loan Party’s knowledge, threatened by any Governmental Authority or other Person with respect to, in any such case, any (i) alleged violation by any Loan Party or any Subsidiary of any Environmental Law, (ii)  alleged failure by any Loan Party or any Subsidiary to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials, except for any of the foregoing that, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)            Properties Requiring Remediation. No property now owned or leased by any Loan Party or any Subsidiary and, to the knowledge of each Loan Party, no such property previously owned or leased by any Loan Party or any Subsidiary to which any Loan Party or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is (i) listed or, to any Loan Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or (ii) is the subject of federal, state or local enforcement actions or, to the knowledge of any Loan Party, other investigations which may lead to claims against any Loan Party or any Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including claims under CERCLA, except for any of the foregoing under this clause (ii) that, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)            Underground Storage Tanks. To the knowledge of any Loan Party, there are no underground storage tanks located on any property owned or leased by any Loan Party or any Subsidiary that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials.

(e)            Environmental Liens. There are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Loan Party or any Subsidiary, and no actions by any Governmental Authority have been taken or, to the knowledge of any Loan Party, are in process which could subject any of such properties or assets to such Liens.

For purposes of this Section 3.17, each Loan Party and each Subsidiary shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Loan Party.

3.18      Intellectual Property. Each Loan Party and Subsidiary owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Loan Party or Subsidiary. All Intellectual Property of each Loan Party is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. To each Loan Party’s knowledge, each Loan Party and each Subsidiary conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Loan Party or any Subsidiary, which infringement or claim of infringement could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.19       Intentionally Deleted.

3.20       Full Disclosure. None of the information (financial or otherwise) furnished by or on behalf of any Loan Party or any Subsidiary to Agent or any Lender pursuant to the Loan Documents or in connection with the consummation of the transactions contemplated by the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All Projections delivered to Agent and Lenders have been prepared on the basis of the assumptions stated therein. Such Projections represent the Loan Parties’ best estimate of the future financial performance of the Loan Parties and their Subsidiaries and such assumptions are believed by the Loan Parties to be fair and reasonable in light of current business conditions; provided, that the Loan Parties can give no assurance that such Projections will be attained. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

3.21       Insurance. The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates, which insurance complies with the requirements set forth in this Agreement and the other Loan Documents.

3.22       Deposit Accounts. Schedule 3.22 lists all banks and other financial institutions at which the Borrower maintains deposit or other accounts as of the Closing Date and Schedule 3.22 correctly identifies the name, address and contact information for each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.23       Intentionally Deleted.

3.24       Project Companies. As of the Closing Date, except as specifically identified therein, each entity listed on Schedule 3.4 is a Project Company.

3.25       Solvency. Both before and after giving effect to, as applicable with respect to any date of determination pursuant to the terms of this Agreement, (a) the Advances and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Advances and Letter of Credit Obligations requested hereunder are made or incurred (including the use of the proceeds thereof), (b) the disbursement of the proceeds of such Advances pursuant to the instructions of Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent.

3.26       Representations and Warranties in Loan Documents. All representations and warranties made by each Loan Party in the Loan Documents are true and correct in all material respects as of the date of this Agreement, the Closing Date, the date of making of each Advance (or other extension of credit) and as of any date that any Loan Party is expressly obligated to confirm the same under this Agreement or any other Loan Document.

3.27       Restricted Payments. As of the Closing Date, no contractual obligation limits the ability of any Subsidiary of the Borrower to make Restricted Payments, directly or through one or more intermediate Subsidiaries of the Borrower, to the Borrower or to otherwise transfer property to or invest in the Borrower, except for any agreement in effect on the date hereof and set forth on Schedule 3.28.

4.	AFFIRMATIVE COVENANTS

Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Termination Date:

4.1         Maintenance of Existence and Conduct of Business. Each Loan Party shall and shall cause its Subsidiaries to: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate and, as applicable, limited liability company or other organizational existence and its material rights, privileges, permits, licenses and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate (or, as applicable, limited liability company or other organizational) and trade names as are set forth in Schedule 4.1 (or otherwise set forth in any relevant joinder documentation or otherwise notified to Agent in writing).

4.2         Payment of Charges.

(a)            Subject to Section 4.2(b), each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to Tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen, processors and bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such claims or charges could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Each Loan Party and Subsidiary may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 4.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Loan Party or Subsidiary in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, and (iv) such Loan Party or Subsidiary shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or Subsidiary or the conditions set forth in this Section 4.2(b) are no longer met.

4.3         Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to Agent on or prior to the Closing Date, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

4.4         Insurance; Damage to or Destruction of Collateral.

(a)            The Loan Parties shall, and shall cause each of their Subsidiaries to, at their sole cost and expense, maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and otherwise in form and amounts and with insurers reasonably acceptable to Agent. With respect to the Loan Parties only, such policies of insurance (or the lender’s loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days (or 10 days in the case of non-payment) prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.

(b)            Each Loan Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all special form (“all risk”) and business interruption insurance naming Agent, on behalf of itself and Lenders, as lender loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Loan Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $100,000, as each Loan Party’s true and lawful attorney in fact for the purpose of making, settling and adjusting claims under such special form policies of insurance, endorsing the name of each Loan Party on any check or other item of payment for the proceeds of such special form policies of insurance and for making all determinations and decisions with respect to such special form policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. The Loan Parties shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance.

4.5         Compliance with Laws and Maintenance of Permits. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) comply with all federal, state, local and foreign Laws and regulations applicable to it, including ERISA, labor Laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (b) maintain and keep in full force and effect, and comply in all material respects with, all licenses and permits necessary to conduct their businesses and, upon request of the Lender, furnish to the Lender evidence of renewal of any and all such licenses and permits on the date of or prior to the expiration thereof. Each Loan Party and each Subsidiary will maintain in effect policies and procedures reasonably designed to ensure compliance by them and their respective directors, officers, employees and agents with applicable Sanctions. Each Loan Party and each Subsidiary will comply with commercially reasonable requests by any Lender for information or documentation necessary to ensure that each Loan Party and Subsidiary is compliant with any applicable federal or state laws and not engaged in any act or omission that would cause such Lender to be in breach of any applicable Law.

4.6         Intellectual Property. Each Loan Party will, and will cause each of its Subsidiaries to, conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its licenses.

4.7         Environmental Matters. Each Loan Party shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Loan Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $1,000,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Loan Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000 in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Loan Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Loan Party shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Loan Parties’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. The Loan Parties shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

4.8       Cash Dominion. The Borrower will (a) cause all Distributed Cash to be deposited in the Distributed Cash Account and (b) cause all cash distributions received other than Distributed Cash to be deposited in the Extraordinary Receipts Account.

4.9       Intentionally Deleted.

4.10     Maintenance of Property. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.11     Inspection of Property and Books and Records; Appraisals. Each Loan Party shall, and shall cause each of its Subsidiaries to, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (i) provide access to each of its owned, leased or controlled offices to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate (for the avoidance of doubt, this clause does not permit access to any project site owned, leased or controlled by any Project Company without Borrower’s prior written permission and subject to any restrictions Borrower may require); and (ii) permit Agent and any of its Related Persons to conduct, inspect and make extracts and copies from all of such Loan Party’s and Subsidiary’s books and records, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, in each instance, at the Loan Parties’ expense; provided, the Loan Parties shall only be obligated to reimburse Agent for the expenses for two such inspections per year or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.12       Use of Proceeds. Borrower shall use the proceeds of the Advances solely as follows: (a) to refinance, on the Closing Date, the indebtedness and obligations outstanding under the Existing Credit Agreement, (b) to pay fees and expenses required to be paid hereunder and fees and expenses in connection with the repayment and termination of the Existing Credit Agreement and the closing of the credit facilities hereunder and (c) for working capital, capital expenditures and other general company purposes of Borrower and its Affiliates (including for acquisitions, the payment of transaction fees and expenses and other investments), in any such case not in contravention of any requirement of Law and not in violation of this Agreement or the other Loan Documents. The Borrower will use the proceeds of Sustainability Loans in compliance with the Sustainability Loan Framework.

4.13       Further Assurances.

(a)             Each Loan Party shall, and shall cause each of its Subsidiaries to, ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)            Promptly upon request by Agent, the Loan Parties shall and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii)  to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document.

(c)            In addition to, and without limiting, any of the foregoing, promptly following any request therefor, the Loan Parties shall deliver, or cause to be delivered, to Agent: (i) such other information regarding the operations, changes in ownership of Stock, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as Agent or any Lender (through Agent) may reasonably request and (ii) information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

4.14       Sustainability Terms and Conditions. To the extent any Sustainability Loans are outstanding, comply in all material respects with the Sustainability Terms and Conditions.

5.	NEGATIVE COVENANTS

Each Loan Party jointly and severally agrees that from and after the date hereof until the Termination Date:

5.1         Asset Dispositions, Etc.. Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, undergo a statutory division or otherwise dispose of (whether in one or a series of transactions) any property (including the Stock of any Subsidiary, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)            dispositions in the Ordinary Course of Business to any Person other than an Affiliate of a Loan Party, of (i) Inventory (provided, however, that a sale in the Ordinary Course of Business will not include a transfer in total or partial satisfaction of any liabilities) or (ii) worn-out or surplus equipment no longer used or useful in the business of the Loan Parties and their Subsidiaries;

(b)            dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition and (ii) after giving effect to such disposition on a pro forma basis (as if such disposition had occurred on the first day of the period of four Fiscal Quarters most recently ended for which financial statements have been delivered) (A) the Borrower shall be in compliance with the Financial Covenants set forth herein, recomputed for the period of four Fiscal Quarters most recently ended for which financial statements have been delivered hereunder and (B) the Total Leverage Ratio shall not exceed 5.00:1.00;

(c)            dispositions of property (i) to a Loan Party or (ii) by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(d)            Investment, loans and advances permitted by Section 5.2 and Restricted Payments permitted by Section 5.12; and

(e)            (i) dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Loan Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents.

5.2         Investments; Loans and Advances. Borrower shall not, nor shall it permit any of its Subsidiaries to, make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except:

(a)            deposit and other accounts maintained in compliance with this Agreement;

(b)            Investments in the form of cash and Cash Equivalents; and

(c)            so long as no Event of Default exists, Investments by the Borrower in its Subsidiaries.

5.3         Indebtedness. Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(a)             the Advances and the other Obligations;

(b)            so long as no Event of Default exists or would result therefrom, Project-Level Indebtedness; provided that any Project-Level Indebtedness or refinance of any Project-Level Indebtedness in existence on the Closing Date shall not have change of control provisions more restrictive than the change of control provisions in effect in the Project-Level Indebtedness on the Closing Date; and

(c)            obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

5.4         Affiliate Transactions. Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except:

(a)            as expressly permitted by this Agreement;

(b)            in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of Borrower or such Subsidiary upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or such Subsidiary; and

(c)            transactions with Affiliates existing as of the Closing Date and described in Schedule 5.4.

5.5         Capital Structure and Business. Except in the case of any Qualified IPO or any transaction or series of transactions involving the transfer by Greenbacker Renewable Energy Company LLC of less than fifty percent (50%) of the aggregate ordinary voting stock of Holdings to any other Person that is not an Affiliate of Borrower, no Loan Party shall make any material changes in its equity structure, issue any Stock or amend any of its Organizational Document in any material respect, and, in each case, in any respect adverse to Agent and Lenders. Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it on the Closing Date.

5.6         Intentionally Deleted.

5.7         Liens. Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets (whether now owned or hereafter acquired) except for the following:

(a)            Permitted Encumbrances;

(b)            Liens granted by Project Companies securing Project-Level Indebtedness; and

(c)            Liens on Stock of Project Companies securing Project-Level Indebtedness.

In addition, Borrower shall not become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, for the benefit of the Secured Parties, as additional collateral for the Obligations.

5.8         Consolidations and Mergers. Borrower shall not, nor shall it permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or undergo any statutory division, except (a) as expressly permitted by Section 5.1 and (b) any Subsidiary that is not a Loan Party may merge with or dissolve or liquidate into another Subsidiary that is not a Loan Party.

5.9         ERISA. No Loan Party shall, nor shall cause or permit any of its Subsidiaries or ERISA Affiliates to, cause or permit to occur (a) an event that could result in the imposition of a Lien under Section 430 or 6321 of the IRC or Section 303 or 4068 of ERISA or (b) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in Taxes, penalties and other liability in excess of $500,000 in the aggregate.

5.10       Hazardous Materials. Borrower shall not, nor shall it permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

5.11       Sale Leasebacks. Borrower shall not engage in any sale and leaseback transaction, synthetic lease or similar transaction involving any of its assets.

5.12       Restricted Payments. Borrower shall not, nor shall it permit any of its Subsidiaries to, declare or make any Restricted Payments except that:

(a)            (i) any Wholly-Owned Subsidiary of Borrower may declare and pay dividends to Borrower or any Wholly-Owned Subsidiary of Borrower, and (ii) Borrower or any Subsidiary may declare and make dividend payments or other distributions payable solely in its Stock;

(b)            Borrower and its Subsidiaries may make Restricted Payments with cash derived from the net cash proceeds of any refinance of Project-Level Indebtedness provided that no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and

(c)            Borrower and its Subsidiaries may make any other Restricted Payments on a monthly basis (after all required interest payments on Revolving Loans are paid for such month) provided that no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment.

5.13       Change of Corporate Name or Location; Change of Fiscal Year. No Loan Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b)  change its chief executive office, principal place of business, business offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, unless in each case (i) at least 30 days prior written notice (or such later notice as is acceptable to Agent in its sole discretion) is given by such Loan Party to Agent and Agent has provided written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, for the benefit of the Secured Parties, in any Collateral, has been completed or taken, (ii) the priority of all Liens in favor of Agent is not adversely affected, and (iii) any such new location shall be in the continental United States. No Loan Party shall change its Fiscal Year without Agent’s prior written consent.

5.14       Margin Stock; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, use any portion of the Advance proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or Subsidiary or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any requirement of applicable Law or in violation of this Agreement.

5.15       Sanctions; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, fail to comply with the Laws, regulations and executive orders referred to in Section 3.12. No Loan Party will, directly or indirectly, use the proceeds of the Advances or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund or facilitate any activities or business of, or with, any Sanctioned Person or in any Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances or Letters of Credit, whether as Agent, L/C Issuer, Lender, underwriter, advisor, investor, or otherwise). No Loan Party will, directly or indirectly, use the proceeds of the Advances or Letters of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption Laws in other jurisdictions or any anti-money laundering Laws.

5.16      Anti-Layering. Borrower shall not permit any of its Subsidiaries to incur Indebtedness at any holding company level other than in connection with customary backleverage and Project construction Indebtedness transactions or transactions involving the consolidation of such Indebtedness.

6.	FINANCIAL COVENANTS

6.1         Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio to be greater than 5.50 to 1.00 as of the end of any Fiscal Quarter (for the period of four Fiscal Quarters then ended).

6.2         Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio to be less than 1.75 to 1.00 as of the end of any Fiscal Quarter (for the period of four Fiscal Quarters then ended).

7.	FINANCIAL STATEMENTS AND INFORMATION

7.1         Reports and Notices. Each Loan Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices and other information at the times, to the Persons and in the manner set forth in Annex B.

7.2         Communication with Accountants. Each Loan Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including KPMG LLP, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Loan Party or Subsidiary with respect to the business, results of operations and financial condition of any Loan Party or Subsidiary.

8.	CONDITIONS PRECEDENT.

8.1         Conditions to the Initial Advances. No Lender shall be obligated to make any Advance or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent:

(a)            Credit Agreement; Loan Documents. This Agreement and the other Loan Documents or counterparts hereof and thereof shall have been duly executed by Borrower, each other Loan Party, Agent and Lenders, and delivered to Agent; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall require in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to Agent.

(b)            Officer’s Certificate. The Agent shall have received a certificate or certificates dated the Closing Date, certifying as to the Organizational Documents of each Loan Party and Pledgor (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party and Pledgor, the good standing, existence or its equivalent of each Loan Party and Pledgor and of the incumbency (including specimen signatures) of the relevant officers of each Loan Party and Pledgor.

(c)            Personal Property Collateral. The Agent shall have received, in form and substance satisfactory to the Agent, (i) lien searches in each applicable jurisdiction or office required by the Agent and evidence that no Liens exist other than Permitted Encumbrances, (ii) UCC financing statements and other filings necessary to perfect the Agent’s Liens in each applicable jurisdiction and (iii) all instruments, documents, stock certificates and other possessory collateral required to be delivered pursuant to the Loan Documents, together with stock powers and/or allonges, as applicable.

(d)            Financial Statements. Agent shall have received (A) audited consolidated financial statements of Greenbacker Renewable Energy Company LLC for the fiscal year ended December 31, 2021, (B) internally-prepared unaudited consolidated financial statements of Greenbacker Renewable Energy Company LLC for the fiscal quarter ended March 31, 2022, (C) a copy of the Pro Forma Model (5-year financial projections) and (D) such other financial reports, business information or legal due diligence as the Arrangers may request.

(e)            Approvals. Agent shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(f)             Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 2.4(e) (including the Fees specified in the Fee Letters), and shall have reimbursed Agent for all Fees, costs and expenses of closing (including fees and expenses of counsel) invoiced not later than one (1) Business Day prior to the Closing Date.

(g)            Capital Structure: Other Indebtedness. The capital structure of each Loan Party and Subsidiary and the terms and conditions of all Indebtedness of each Loan Party and Subsidiary shall be acceptable to Agent in its sole discretion.

(h)            KYC Information; Beneficial Ownership. Agent and, if requested by a Lender, such Lender, shall have received, at least five (5) Business Days prior to the Closing Date, (i)  documentation and other information reasonably requested by Agent or such Lender in order to comply with applicable law, including the USA PATRIOT Act, and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(i)             Evidence of Insurance. The Agent shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property and other insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Agent, including naming the Agent and its successors and assigns as additional insured (in the case of liability insurance) or lender’s loss payable (in the case of property insurance).

(j)             Consents. The Agent shall have received change of control consents requested by Agent with respect to Project-Level Indebtedness in form and substance reasonably satisfactory to Agent.

(k)            Solvency Certificate. The Agent shall have received certification from the chief executive officer, chief financial officer or treasurer of the Borrower, or another authorized financial officer of the Borrower that is reasonably acceptable to the Agent, as to the solvency of the Borrower and its subsidiaries (after giving effect to the Advances on the Closing Date and the application thereof) in a form reasonably acceptable to the Agent.

(l)             Material Adverse Effect. Since December 31, 2021, there shall not have occurred any event or condition, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(m)           Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before an arbitrator or Governmental Authority that relates to the Loan Documents or the credit facility hereunder or could reasonably be expected to have a Material Adverse Effect.

(n)            Closing Certificate. The Agent shall have received a certificate signed by an officer of the Borrower acceptable to the Lender, dated as of the date hereof, certifying that before and after giving effect to the borrowings and other transactions contemplated by this Agreement to occur on the date hereof: (A) the representations and warranties of each Loan Party contained herein or in any other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof) and (B) no Default exists or would result from the Advances or Letters of Credit to occur or be issued on the date hereof or from the application of the proceeds thereof.

(o)            Repayment of Existing Indebtedness. Agent shall have received satisfactory evidence that either prior to the Closing Date or with the Advances on the Closing Date: (i) the Loan Parties and Subsidiaries will have repaid in full and terminated (A) the Indebtedness under the Existing Credit Agreement and all loan documents entered into in connection therewith and (B) all other existing Indebtedness not permitted hereby, and (ii) all Liens on the assets of the Loan Parties and Subsidiaries (including Liens securing the Indebtedness under the Existing Credit Agreement and the loan documents entered into in connection therewith, but excluding Liens permitted hereby) have been or are being terminated.

8.2         Further Conditions to Each Advance. No Lender shall be obligated to fund any Advance, convert or continue any Advance as a Term SOFR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)            any representation or warranty by any Loan Party contained herein or in any other Loan Document, or which is contained in any certificate or other document furnished at any time under or in connection herewith or therewith, is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect in any material respect as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof);

(b)            any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation);

(c)            after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding aggregate amount of the Revolving Exposure would exceed the aggregate amount of the Revolving Loan Commitments of all Lenders; or

(d)            any event shall have occurred or any condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

The request and acceptance by Borrower of the proceeds of any Advance (including any Swing Line Advance made pursuant to Section 2.3(b)), the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Advance into, or as, a Term SOFR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Loan Party that the conditions in this Section 8.2 have been satisfied and (ii) a reaffirmation by each Loan Party of the granting and continuance of Agent’s Liens on the Collateral, on behalf of itself and Lenders, pursuant to the Collateral Documents.

9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1         Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor and whether or not caused by or within the control of any Loan Party) shall constitute an “Event of Default” hereunder:

(a)             Any Loan Party (i) fails to make any payment of principal of the Advances when due and payable, (ii) fails to make any payment of interest on, or Fees owing in respect of, the Advances or any of the other Obligations within 5 Business Days after the due date thereof, or (iii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within 5 Business Days following Agent’s demand for such reimbursement or payment of expenses; or

(b)            Any Loan Party fails or neglects to perform, keep or observe any of the provisions of Sections 4.1, 4.11, 4.12, 5 (except Section 5.9), 6 or 7.1; or

(c)            Any addition, amendment or other modification of any agreement or provision governing or related to the ability of any Project Company to make Restricted Payments, directly or indirectly, to the Borrower shall become effective if such provisions as added, amended or modified, taken as a whole, are materially more restrictive than such provisions as in effect on the Closing Date; provided that, notwithstanding the foregoing, no Event of Default pursuant to this clause (c) shall occur if immediately after giving effect to any such addition, amendment or other modification, the Borrower shall be in pro forma compliance with Financial Covenants for the most recently completed period of four Fiscal Quarters, such compliance to be calculated as if any Restricted Payments from such Project Company to the Borrower had not been, and shall not be permitted by the terms of such provisions to be, made; or

(d)            Any Loan Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for 30 days or more after notice thereof by the Agent to the Borrower; provided, however, that such 30-day cure period shall not apply to (i) a breach of any provision that cannot be cured or (ii) a breach or default of any other Loan Document if a period of cure is expressly provided for in such other Loan Document with respect to a breach or default under such other Loan Document; or

(e)            (i) A default or breach occurs under any agreement, document or instrument to which any Loan Party or Subsidiary is a party (determined exclusive of the Loan Documents) that is not cured within any applicable grace period therefor, and such default or breach (x) involves the failure to make any payment when due in respect of any Indebtedness (determined exclusive of the Obligations) of any Loan Party and the aggregate principal amount of such Indebtedness is in excess of $1,000,000 in the aggregate (including (A) undrawn committed or available amounts and (B) amounts owing to all creditors under any combined or syndicated credit arrangements) or (y) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $1,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, and in each case, such default is not waived, or such right is exercised, by such holder or trustee or (ii) a default or breach occurs under any agreement, document or instrument to which any Subsidiary is a party that is not cured within any applicable grace period therefor, and such default or breach of such Subsidiary, individually or together with other Subsidiaries that are in default under indebtedness or that are subject to an event described in clauses (h) or (i) below, made Restricted Payments to the Borrower in an amount equal to or greater than 15% of the total Distributed Cash for the period of four Fiscal Quarters then ended; or

(f)             any representation or warranty herein or in any Loan Document or in any written statement, report, Financial Statement or certificate made or delivered to Agent or any Lender by any Loan Party is untrue or incorrect in any material respect as of the date when made or deemed made; or

(g)            [Intentionally Deleted]; or

(h)            A case or proceeding is commenced against any Loan Party or Subsidiary or Pledgor seeking a decree or order in respect of such Loan Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or Subsidiary or Pledgor or for any substantial part of any such Loan Party’s or Subsidiary’s or Pledgor’s assets, or (iii)  ordering the winding up or liquidation of the affairs of such Loan Party or Subsidiary or Pledgor, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction; or

(i)             Any Loan Party or Subsidiary or Pledgor (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law, (ii)  consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or Subsidiary or Pledgor or for any substantial part of any such Loan Party’s or Subsidiary’s or Pledgor’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or

(j)             (i) A final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate at any time are outstanding against one or more of the Loan Parties or Subsidiaries (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within 60 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay, (ii) any action shall be taken by a judgment creditor to attach or levy upon any property of any Loan Party or Subsidiary to enforce any such judgment under clause (i) above obtained against a Loan Party or Subsidiary, or (iii) any Loan Party or Subsidiary shall fail within 60 days after the entry thereof to discharge or stay pending appeal one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(k)            Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first-priority Lien (except as otherwise expressly permitted herein or therein) in any of the Collateral purported to be covered thereby; or

(l)	Any Change of Control occurs; or

(m)           Any one or more ERISA Events occurs that the Required Lenders determine could have a Material Adverse Effect.

9.2         Remedies.

(a)             If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice, suspend the Revolving Loan Commitment with respect to additional Revolving Credit Advances and/or the incurrence of additional Letter of Credit Obligations. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Required Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Advances and the Letter of Credit Fees to the Default Rate.

(b)            If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice: (i) terminate the Revolving Loan Commitments with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii)  reduce the Revolving Loan Commitments from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Advance, to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex A, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Loan Party; and/or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 9.1(h) or (i), the Revolving Loan Commitments shall be immediately terminated, all of the Obligations, including the Advances, shall become immediately due and payable, and all outstanding Letters of Credit shall immediately be required to be cash collateralized in the manner set forth in Annex A, without declaration, notice or demand by any Person.

(c)            At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, as the Interest Periods for Term SOFR Loans then in effect expire, such Advances shall be converted into Base Rate Loans and the Term SOFR Index Rate election will not be available to Borrower.

(d)            During the continuance of any Event of Default, each Lender is hereby authorized by each Loan Party at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of any Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to such Loan Party or Subsidiary), and (ii) other property at any time held or owing by such Lender or any of such Lender’s Affiliates to or for the credit or for the account of any Loan Party or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off (including through an Affiliate) shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Loan Party agrees, to the fullest extent permitted by Law, that any Lender or any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 9.2.

9.3         Application of Proceeds.

(a)            As to Borrower. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower or any Guarantor of all or any part of the Obligations, and, as between the Loan Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b)            After Application Event. Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Application Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect. Notwithstanding anything to the contrary contained in this Agreement, if an Application Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent, any L/C Issuer and Swing Line Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code or any other applicable debtor relief law, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding and Obligations owing to any Eligible Swap Counterparty in respect of any Rate Contract, but excluding Obligations owing in respect of any Bank Products; fifth, to the Obligations owing in respect of any Bank Products; sixth, to provide cash collateral to secure any and all Letter of Credit Obligations and future payment of related Fees, as provided for in Annex A; seventh to any other indebtedness or obligations of any Loan Party owing to Agent or any Lender under the Loan Documents; eighth, to Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts other than a Rate Contract.

(c)            Residuary. Any balance remaining after giving effect to the applications set forth in this Section 9.3 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 9.3, (i) amounts received shall be applied in the numerical order provided until paid in full prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

9.4         Actions in Concert. For the sake of clarity, anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (other than rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

9.5         Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b)  all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.

10.	EXPENSES AND INDEMNITY

10.1       Expenses. Each Loan Party hereby jointly and severally agrees to promptly pay (i)  all reasonable actual costs and out of pocket expenses of Agent (including the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by, Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Loan Documents, in connection with the performance by Agent of its rights and remedies under the Loan Documents and in connection with the continued administration of the Loan Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents, (B) any periodic public record searches conducted by or at the request of Agent (including title investigations, Uniform Commercial Code searches, fixture filing searches, judgment, pending Litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons, and (C) subject to Section 4.11, any internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners or charged to Agent by third-party examiners), (ii) without limitation of the preceding clause (i), all reasonable actual costs and out of pocket expenses of Agent in connection with (A) the creation, perfection and maintenance of Liens pursuant to the Loan Documents and (B) protecting, storing, insuring, handling, maintaining or selling any Collateral, (iii) without limitation of the preceding clause (i), all actual costs and out of pocket expenses of Agent in connection with (A) any Litigation, dispute, suit or proceeding relating to any Loan Document and (B) any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all of the Loan Documents, and (iv) all actual costs and out of pocket expenses incurred by Lenders in connection with any Litigation, dispute, suit or proceeding relating to any Loan Document and in connection with any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all Loan Documents.

10.2       Indemnity. Each Loan Party hereby agrees to indemnify, pay and hold harmless Agent, Arrangers, the Sustainability Structuring Agent, Lenders, their respective Affiliates, and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers and counsel of Agent, Arrangers, Lenders and their respective Affiliates (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee), whether or not such Indemnitee shall be designated a party thereto and including any action, claim, suit or proceeding initiated by or on behalf of a Loan Party or any Affiliate thereof, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent, Arrangers, or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Loan Documents (including (i)  (A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Loan Party or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Loan Party, and (ii)  proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Advances and Letters of Credit, except that the Loan Parties shall not have any obligation under this Section to an Indemnitee with respect to any liability resulting solely from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a claim by an Indemnitee against another Indemnitee (other than any claim involving an Indemnitee acting in its capacity or fulfilling its role as an agent or arranger or similar role) that is not related in any way to any action or inaction of the Loan Parties or any of their respective Related Persons, in each case (under clauses (x) and (y)) as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Loan Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

11.	AGENT

11.1       Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 12.5 and to the terms of the other Loan Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Section 11 are solely for the benefit of the Secured Parties and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its own agents or employees.

11.2       Agent and Affiliates. Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, provide Bank Products to, invest in and generally engage in any kind of business with each Loan Party or Affiliate of any Loan Party as if it were not Agent hereunder.

11.3       Action by Agent; Actions through Sub-Agents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or other Person. Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

11.4       Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

11.5       Liability of Agent. Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i)  any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder or the contents of any certificate, financial statement or other report or document delivered under or in connection with any Loan Document, (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document, (iii) the satisfaction of any condition specified in any Loan Document, (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (v) the existence or non-existence of any Default or Event of Default; or (vi)  the financial condition of any Loan Party or the value or the sufficiency of any Collateral. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

11.6      Indemnification. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required to be paid to Agent under Sections 10.1 or 10.2 (but without affecting the Loan Parties’ reimbursement and indemnification obligation hereunder), each Lender shall, in accordance with its Pro Rata Share, pay to Agent such Lender’s portion of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time). If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

11.7       Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

11.8       Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

11.9       Collateral and Guaranty Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (i) release any Lien granted to or held by Agent under any Collateral Document (A) upon termination of the Revolving Loan Commitments and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letter of Credit Obligations and, to the extent required by the applicable Secured Party in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of such applicable counterparty) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Loan Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer of the Borrower as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents), (ii) release any Guarantor from its obligations under the Loan Documents (A) upon termination of the Revolving Loan Commitments and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letter of Credit Obligations and, to the extent required by the applicable Secured Party in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of such applicable counterparty) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) upon such Guarantor ceasing to be a Subsidiary pursuant to a transaction permitted by this Agreement (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer of the Borrower as to the sale or other disposition being made in full compliance with the provisions of the Loan Documents). Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

11.10     Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any Collateral for the Advances unless instructed to do so by Agent (or consented to by Agent, as provided in Section 9.2(d)), it being understood and agreed that such rights and remedies may be exercised only by Agent.

11.11     Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

11.12     Successor Agent.

(a)             Agent may at any time give notice of its resignation to Lenders, L/C Issuers, Swing Line Lender, and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent. Upon the acceptance of a successor’s appointment as Agent hereunder and notice of such acceptance to the retiring Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, the retiring Agent’s resignation shall become immediately effective and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The Fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, L/C Issuers and Swing Line Lender (but without any obligation) appoint a successor Agent, which appointment shall not be subject to consent by Required Lenders or any Loan Party. From and following the expiration of such 30 day period, Agent shall have the exclusive right, upon 1 Business Days’ notice to Borrower and Lenders, to make its resignation effective immediately. From and following the effectiveness of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender, each L/C Issuer and the Swing Line Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any retiring Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them (x) while the retiring Agent was acting or was continuing to act as Agent and (y) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including acting as collateral agent or otherwise holding any collateral security on behalf of any of the holders of the Obligations and in respect of any actions taken in connection with transferring the agency to any successor Agent.

(b)            Notwithstanding anything to the contrary herein, if at any time Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, Agent may terminate Borrower’s ability to request Swing Line Advances. In the event of such termination: (i) Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of Borrower to appoint a successor shall not affect the resignation of Agent as the Swing Line Lender; and (ii)  Agent shall retain all of the rights of the maker of Swing Line Advances provided hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Credit Advances or fund participations in outstanding Swing Line Advances pursuant to Section 2.3.

(c)            Notwithstanding anything to the contrary herein, if at any time Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, Agent may terminate its commitment pursuant to Section 2.6 to issue Letters of Credit. In the event of such termination: (i) Borrower shall be entitled to appoint another Lender to act as the successor L/C Issuer hereunder (with such Lender’s consent); provided, however, that the failure of Borrower to appoint a successor shall not affect the resignation of Agent as an L/C Issuer; and (ii) Agent shall retain all of the rights of an L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Lenders to fund their Pro Rata Share of such Letters of Credit pursuant to Section 2.6.

11.13      Disbursements of Revolving Credit Advances; Payment and Sharing of Payment.

(a)             Revolving Credit Advances, Payments and Settlements; Interest and Fee Payments.

(i)             Reserved.

(ii)            On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrower the full amount of the Advances to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Advances to Borrower in a timely manner on such date. If Agent elects to advance such Advances to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Advances unless Agent receives such Lender’s Pro Rata Share of such Advances by 3:00 p.m. (New York, New York time) on the Closing Date.

(iii)          The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Loan Party.

(b)            Return of Payments.

(i)             If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(ii)            If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c)            Defaulting Lenders. The failure of any Defaulting Lender to make any Advances or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Advances or payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to make Advances or make any other payment required hereunder.

(d)            Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Advance (other than pursuant to the terms of Section 2.10) or other payment hereunder in excess of its pro rata share of such payments to which it is entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 9) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.

11.14     Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Loan Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving (or whose Affiliate is serving) as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Advances and in the Revolving Loan Commitments, such Person shall be deemed to have concurrently resigned as such Additional Titled Agent.

11.15     Withholding Tax. To the extent required by any applicable Law, Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify Agent (to the extent that Agent has not already been reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so) fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

11.16     Agent May File Proof of Claim.

(a)            In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Advance or any Revolving Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances or the Revolving Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Swing Line Lender, the L/C Issuers and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Swing Line Lender, the L/C Issuers and Agent and its agents and counsel and all other amounts due Lenders, Swing Line Lender, the L/C Issuers and Agent under Section 10.1) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b)            Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swing Line Lender and each L/C Issuer to make such payments to Agent and, if Agent shall consent to the making of such payments directly to Lenders, the Swing Line Lender and the L/C Issuers, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 10.1.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swing Line Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

11.17     Agent in Individual Capacity. Fifth Third and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Fifth Third were not Agent hereunder, and, in each case, without notice to or consent of the other Lenders. The other Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, pursuant to such activities, Fifth Third or its Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or providers of Bank Products), and the Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Fifth Third in its individual capacity.

11.18     ERISA Fiduciary Representations and Warranties.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of Agent, Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D)  to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a)   is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x)   represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of Agent, any Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.19     Acknowledgments Regarding Erroneous Payments.

(a)             Each Lender and each L/C Issuer hereby agrees that (x) if Agent notifies such Lender or such L/C Issuer that Agent has determined in its sole discretion that any funds received by such Lender or such L/C Issuer from Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such L/C Issuer (whether or not known to such Lender or such L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or such L/C Issuer shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or such L/C Issuer shall not assert, and hereby waives, as to Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of Agent to any Lender or any L/C Issuer under this Section 11.19 shall be conclusive, absent manifest error.

(b)            Each Lender and each L/C Issuer hereby further agrees that if it receives a Payment from Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such L/C Issuer shall promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or any L/C Issuer that has received such Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Lender or such L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(d)            Each party’s obligations under this Section 11.19 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an L/C Issuer, the termination of the Revolving Loan Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

11.20     Sustainability Structuring Agent.

(a)            The Sustainability Structuring Agent has not, and will not be deemed to have, assumed, and will not, and will not be deemed to, assume any advisory, agency or fiduciary responsibility in favor of the Borrower or any Lender.

(b)            The Sustainability Structuring Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Sustainability Structuring Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Sustainability Structuring Agent. If no successor Sustainability Structuring Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Sustainability Structuring Agent gives notice of resignation, then the retiring Sustainability Structuring Agent may, on behalf of the Lenders, appoint a successor Sustainability Structuring Agent which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Sustainability Structuring Agent by a successor Sustainability Structuring Agent, such successor Sustainability Structuring Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Sustainability Structuring Agent. Upon the acceptance of appointment as Sustainability Structuring Agent by a successor Sustainability Structuring Agent, the retiring Sustainability Structuring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Sustainability Structuring Agent’s resignation hereunder as Sustainability Structuring Agent, the retiring Sustainability Structuring Agent shall take such action as may be reasonably necessary to assign to the successor Sustainability Structuring Agent its rights as Sustainability Structuring Agent under the Loan Documents.

(c)            Notwithstanding clause (b) of this Section, in the event no successor Sustainability Structuring Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Sustainability Structuring Agent gives notice of its intent to resign, the Sustainability Structuring Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (x) the retiring Sustainability Structuring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (y) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Sustainability Structuring Agent; provided, that all notices and other communications required or contemplated to be given or made to Sustainability Structuring Agent shall directly be given or made to each Lender. Following the effectiveness of the Sustainability Structuring Agent’s resignation from its capacity as such, the provisions of this Article and Section 10, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Sustainability Structuring Agent, its sub-agents and their respective related parties in respect of any actions taken or omitted to be taken by any of them while the retiring Sustainability Structuring Agent was acting as Sustainability Structuring Agent.

12.	MISCELLANEOUS

12.1      Survival. All agreements, representations and warranties made herein and in every other Loan Document shall survive the execution and delivery of this Agreement and the other Loan Documents. The provisions of Sections 2.5(f), 2.9, 2.10 and 2.11 and Sections 10, 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement.

12.2       No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Loan Document to the “continuing” (or similar wording) nature of any Event of Default shall not be construed as establishing or otherwise indicating that Borrower or any other Loan Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Loan Documents.

12.3       Notices.

(a)             All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, e-mail, electronic submissions or similar writing) and shall be given to such party at its address or e-mail address set forth on the signature pages hereof or, in the case of a Lender, in any administrative details form provided to the Agent (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower and Agent by the assignee Lender forthwith upon such assignment) or at such other address or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower; provided, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions only in accordance with the provisions of Section 12.3(b). Each such notice, request or other communication shall be effective (i) if given by e-mail or other electronic submissions, as set forth in Section 12.3(c), (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section or (iii) if given by facsimile transmission, when sent (except that, if not given during normal business hours for recipient, shall be deemed to have been given at the opening of business on the next Business Day of recipient).

(b)            Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Agent that it has elected not to receive notices by electronic communication (which election may be limited to particular notices) and (ii) any Notice of Borrowing, Notice of Conversion or any notices regarding request for advances hereunder shall be delivered or furnished by Borrower by electronic communication in accordance with all procedures established by or otherwise acceptable to Agent from time to time in its sole discretion.

(c)            Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

12.4       Severability. In case any provision of or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.5       Amendments and Waivers.

(a)             General Provisions. No provision of this Agreement or any other Loan Document (other than the Fee Letters) may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower, Agent and Required Lenders (and, if any amendment, waiver or other modification would increase a Lender’s Commitment, by such Lender); provided, that no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by Agent, Borrower and all Lenders directly affected thereby, (A) reduce the principal of or rate of interest on any Advance or Reimbursement Obligation or any Fees payable hereunder, or forgive any principal of or interest on any Advance or Reimbursement Obligation or any Fees payable hereunder, (B) postpone the date fixed for, or waive, any payment (other than a payment pursuant to Section 2.2(b)) of principal of any Advance, or of any Reimbursement Obligation or of interest on any Advance or any Reimbursement Obligation or any Fees hereunder or postpone or extend the date of termination of the commitment of any Lender hereunder, (C) release all or substantially all of the Collateral, authorize Borrower or any other Loan Party to sell or otherwise dispose of all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors, except, in each case with respect to this clause (C), as otherwise may be provided in this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder and including as provided in Section 11.9), (D) modify Section 9.3 or Section 11.13(d) in a manner that would alter the pro rata sharing of payments required thereby, (E) amend, waive or otherwise modify this Section 12.5(a) or the definitions of the terms used in this Section 12.5(a) insofar as the definitions affect the substance of this Section 12.5(a), or (F) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document or release Borrower or any other Loan Party of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger, consolidation or other transaction permitted pursuant to this Agreement or as provided in Section 11.9 with respect to Guarantors). It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E) and (F) of the preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be amended and restated without the consent of any Lender (but with the consent of Borrower and Agent) if upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.9, Section 2.5(e), Section 10.1, Section 10.2 and Section 11.13(d)), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section 12.5 notwithstanding (i)  any attempted cure or other action taken by Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

(b)            All Lender Consent Rights. No amendment or waiver shall, unless signed by Agent and all Lenders (or by Agent with the consent of all Lenders) (x) amend or waive this Section 12.5(b) or the definitions of the terms used in this Section 12.5(b) insofar as the definitions affect the substance of this Section 12.5(b); (y) change (i) the definition of the term Required Lenders, (ii) the percentage of Lenders which shall be required for Lenders to take any action hereunder, or (iii) any specific right of Required Lenders to grant or withhold consent or take or omit to take any action hereunder; or (z) subordinate any Lien securing the Obligations to Liens securing any other Indebtedness, or subordinate the Obligations in right of payment to any other Indebtedness.

(c)            Agent, Swing Line Lender, L/C Issuers Consent Rights. No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swing Line Lender or the applicable L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swing Line Lender or such L/C Issuer, as applicable, under this Agreement or any other Loan Document.

(d)            Defaulting Lenders. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Advances and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to this Section 12.5) for any voting or consent rights under or with respect to any Loan Document, except that a Defaulting Lender shall be treated as an “affected Lender” solely with respect to an increase in or extension of such Defaulting Lender’s Commitments, a reduction of the principal amount owed to such Defaulting Lender or, unless such Defaulting Lender is treated the same as the other Lenders holding Advances of the same type, a reduction in the interest rates applicable to the Advances held by such Defaulting Lender, and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Moreover, for the purposes of determining Required Lenders, the Advances and Commitments held by Defaulting Lenders shall be excluded from the total Advances and Revolving Commitments outstanding.

(e)            Amendments Regarding Additional Credit Facilities. Notwithstanding anything set forth herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of Agent, Borrower and the Required Lenders to (i) add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and Fees in respect thereof and all other related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, and (iii) to change, modify or alter Section 9.3 or Section 11.13(d) or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in clauses (i) and (ii) above.

(f)             Certain Amendments. Notwithstanding anything to the contrary contained in this Section 12.5:

(i)             Agent may amend Annex C to reflect any assignments entered into pursuant to Section 12.6;

(ii)            Agent and Borrower may amend or modify this Agreement and any other Loan Document, without any further action or consent of any other party to any Loan Documents, to (1) cure any ambiguity, omission, defect, error or inconsistency therein, and (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties; and

(iii)          each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Advances, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; and

(iv)           the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(g)            Eligible Swap Counterparty and Bank Product Consent Rights. Without limitation of the foregoing provisions of this Section 12.5, no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty and each provider of Bank Products then in existence (and which has notified the Agent thereof at such time), modify the provisions of Section 9.3 in any manner adverse to the interests of each such Eligible Swap Counterparty and/or such provider of Bank Products.

12.6       Assignments; Participations; Replacement of Lenders.

(a)            Assignments.

(i)             Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Advances at the time owing to it). Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire Commitment under any facility hereunder and the Advances at the time owing to it (in each case with respect to any such facility); provided, that, in connection with simultaneous assignments to two or more related Affiliates or Approved Funds, such Affiliates and Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, such other information regarding such Eligible Assignee as Agent reasonably shall require and a processing fee of $3,500; provided, only one processing fee shall be payable in connection with simultaneous assignments to two or more related Affiliates and Approved Funds.

(ii)            From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes evidencing the Eligible Assignee’s interest in the Revolving Loan Commitments and the outstanding principal balance of Advances (and, as applicable, Notes evidencing the Revolving Loan Commitments and the outstanding principal balance of Advances retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior promissory note, if any, held by it.

(iii)          Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at its offices located in Cincinnati, Ohio, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount and stated interest of the Advances owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent. It is intended that the Register be maintained such that the Advances are in “registered form” for the purposes of the IRC.

(iv)           Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(b)            Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell to one or more Persons participating interests in its Advances, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender, provided, however, notwithstanding the foregoing, Borrower hereby agrees that each Participant shall be entitled to the benefits of Section 2.10 (subject to the requirements and limitations set forth in Section 2.11) and the requirements under Section 2.9 (it being understood that the documentation required under Section 2.9 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section 12.6 (provided that such Participant agrees to be subject to the provisions of Section 2.11 and Section 12.6(c) as if it were a Lender); provided, further, a Participant shall not be entitled to receive any greater payment under Section 2.9 or Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the date the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 12.6(c) with respect to any Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 12.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders, and that affects such Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 9.2(d). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)             Replacement of Lenders. Within 30 days after (i) receipt by Agent of notice and demand from any Lender for payment of additional costs or as provided in Sections 2.5(e) and 2.10, which demand shall not have been revoked, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, (iii) any Lender is a Defaulting Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”), Borrower and/or Agent may, at its option, notify such Affected Lender and, in the case of Borrower’s election, Agent, of such Person’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, (x)   in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender, and (y) in the event the Replacement Lender is to replace an Affected Lender described in the preceding clauses (i) or (ii), such assignment will result in a reduction in such compensation or payments thereafter. In the event Borrower or Agent, as applicable, obtains a Replacement Lender, the Affected Lender shall sell, at par, and assign all of its Advances and funding commitments hereunder to such Replacement Lender (and such Affected Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts)) in accordance with the procedures set forth in Section 12.6(a); provided, that (A) Borrower shall have, as applicable, reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Sections 2.5(e), 2.9 or 2.10, as applicable, of this Agreement through the date of such sale and assignment and (B) Borrower shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 12.6(a) within 5 Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 12.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.6(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 12.6(a), Borrower, shall be effective for purposes of this Section 12.6(c) and Section 12.6(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Agent and/or Borrower to require such assignment and delegation cease to apply.

(d)            Loan Party Assignments. No Loan Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Loan Document without the prior written consent of Agent and each Lender.

12.7       Headings. Headings and captions used in the Loan Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

12.8       Confidentiality. Agent and each Lender shall hold all non-public information regarding the Loan Parties and their respective businesses identified as such by Borrower and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i)  to such Person’s Affiliates and the Related Persons of such Person and of such Person’s Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to rating agencies, to insurance industry associations, to portfolio management services, to the provider of any electronic delivery platform and to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (iii) subject to an agreement containing provisions substantially the same as those of this Section (including any customary “click-through” interface used in connection with the Agent’s customary syndication processes), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender hereunder, and (B) any actual or prospective contractual counterparties (or the professional advisors thereto) in Rate Contracts permitted hereby and any actual or prospective providers of Bank Products, (iv)  to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Persons, including any self-regulatory authority, (v) to any other party hereto, (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vii) as required by Law, subpoena, judicial order or similar legal process and in connection with any Litigation, (viii) as may be required in connection with the examination, audit or similar investigation of such Person, (ix) with the consent of Borrower, (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties, and (xi) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of Stock or debt securities which represent an interest in, or which are collateralized, in whole or in part, by the Advances. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Loan Party, provided, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 12.8 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof. Each of the Agent and the Lenders acknowledges that the information received by the Loan Parties and their Affiliates may include material non-public information concerning a Loan Party or its Affiliates, as the case may be; it has developed compliance procedures regarding the use of material non-public information; and it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

12.9       Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent such damages arise solely out of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction.

12.10     Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Loan Party makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

12.11     GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN ANY OTHER LOAN DOCUMENT), AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON EACH SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED.

12.12     WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, AGENT AND LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH LOAN PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

12.13     Publication; Advertisement.

(a)            Publication. No Loan Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Fifth Third or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Loan Party shall give Agent prior written notice of such publication or other disclosure or (ii) with Fifth Third’s prior written consent.

(b)           Advertisement. With the prior written consent of each Loan Party, Fifth Third may, subject to its obligations under Section 12.8, and hereby is authorized by each Lender to, publish the name of such Lender and such Loan Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Fifth Third elects to submit for publication. In addition, with the prior written consent of each Loan Party, Fifth Third may, subject to its obligations under Section 12.8, and hereby is authorized by each Lender to, provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Fifth Third shall provide Borrower with an opportunity to review and confer with Fifth Third regarding the contents of any such tombstone, advertisement or information, as applicable, in connection with obtaining Borrower’s written consent prior to its submission for publication and, following such review period and upon obtaining such consent, Fifth Third may, from time to time, publish such information in any media form desired by Fifth Third, until such time that Borrower shall have requested Fifth Third cease any such further publication.

12.14       Counterparts; Integration. This Agreement and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or other electronic transmission (including “pdf” or “tif” format) shall bind the parties hereto. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

12.15       No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.16       USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies such Loan Party, which information includes the name and address of each Loan Party and such other information that will allow Agent or such Lender, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. The Loan Parties agree to, promptly following a request by Agent or any Lender, provide all such other documentation and information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti- money laundering rules and regulations, including the USA PATRIOT Act, and the Beneficial Ownership Regulation.

12.17       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

12.18      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), and in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support. As used in this Section 12.18, the following terms have the following meanings: (a) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party; (b) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); and (c) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

12.19       Termination of Existing Credit Agreement. Upon this Agreement becoming effective, the Existing Credit Agreement shall automatically terminate (other than those provisions that by their terms survive termination of the Existing Credit Agreement), all commitments of the lender thereunder to fund additional advances shall terminate automatically, and all amounts outstanding thereunder, together with all accrued and unpaid interest, fees and other amounts shall be automatically paid in full by the initial Advance hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

GREC HOLDINGS 1 LLC

By:	/s/ Spencer Mash
Name:	Spencer Mash
Title:	Chief Financial Officer

Borrower’s Address for Notices:

230 Park Avenue, Suite 1560
New York, New York 10169
Email: generalcounsel@greenbackercapital.com

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Agent and a Lender

By:	/s/ Julia Bousman Vertreese
Name:	Julia Bousman Vertreese
Title:	Vice President

Agent’s Address for Notices:

Fifth Third Center
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Attention: Loan Syndications/Judy Huls
Telephone: (513) 534-4224
Facsimile: (513) 534-0875
Email: judy.huls@53.com

WELLS FARGO SECURITIES, LLC,
as Sustainability Structuring Agent

By:	/s/ David Szmigielski

Name:	David Szmigielski

Title:	Vice President

Address for Notices:

Wells Fargo Corporate & Investment Banking
1700 Lincoln St, 12th Floor
MAC C7300-128
Denver, Colorado 80203
Attn: Rober Ausman & Tyler Anderson

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
as a Lender and an L/C Issuer

By:	/s/ Tyler Anderson

Name:	Tyler Anderson

Title:	Vice President

Address for Notices:

Wells Fargo Corporate & Investment Banking
1700 Lincoln St, 12th Floor
MAC C7300-128
Denver, Colorado 80203
Attn: Robert Ausman & Tyler Anderson

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Jonathan Bouvet

Name:	Jonathan Bouvet

Title:	Senior Vice President

Address for Notices:

KeyBank National Association
127 Public Square
Cleveland, OH 44114-1306